U.S. Securities and Exchange Commission
Washington, D.C. 20549

Form SB-2
Registration Statement Under the Securities Act of 1933

Shineco, Inc.
(Name of Small Business Issuer in its Charter)
Delaware                                              2833                                            52-2175898
(State or jurisdiction                               (Primary Standard                        (I.R.S. Employer
of incorporation                                     Industrial Classification                  Indentification
or organization)                                     Code Number)

Room 3106, BLD B, #39 East 3rd Ring Road,
Chaoyang District
Beijing100022
PR China
Telephone No. 86 10-5869-3011
(Address and telephone number of principal executive offices)

Room 3106, BLD B, #39 East 3rd Ring Road,
Chaoyang District
Beijing100022
PR China
Telephone No. 86 10-5869-3011
(Address of principal place of business or intended principal place of business)

Agent for service:
United Corporate Services, Inc.
874 Walker Road, Suite C
Dover, DE  19904
Telephone No. (302) 734-8300
Fascimile No. (212) 838-7982
(Name, address and telephone number of
The commission is requested to send copies of all communications to:

Steven L. Siskind, Esq.
645 Fifth Avenue
New York, NY  10022
Telephone No  (212) 750-2002

Approximate date of proposed sale to the public:
As promptly as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check this box  [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [  ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Share Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Commission per share	Net proceeds to the Corporation(3)	Calculation of Filing Fee
Common Stock Par value $.001(1)	229,102	$1.50	343,653	-0-	-0-	36.77
Common Stock Par value $.001(2)	2,000,000	$1.50	$3,000,000.15		$2,700,000	288.90

(1) Represents shares offered by selling stockholders.  The registration fee has been calculated pursuant to Rule 457(f)(2) assuming a price of $1.50 per share and assumes sale of all shares.

(2) Represents shares offered for sale by the Company. The fee has been calculated pursuant to Rule 457 (b)(2) assuming a price of $1.50 per share.  The Company will pay a commission of $.15 per share to registered broker-dealers and others entitled to receive a commission for selling shares.  No officer or director will receive a fee for sales generated by them.  The registration fee has been calculated pursuant to Rule 457(f)(2) assuming a price of $1.50 per share and assumes sale of all shares.

(3) Does not include filing, printing, legal, accounting and miscellaneous expenses of approximately $75,000.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PART I. INFORMATION REQUIRED IN PROSPECTUS

PROSPECTUS

Neither The Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of this Prospectus, subject to completion, is February     , 2006

Table of Contents

                                                                                                                Page

SUMMARY-------------------------------------------------------------------------------------------   4

RISK FACTORS--------------------------------------------------------------------------------------   6

DETERMINATION OF OFFERING PRICE---------------------------------------------------------  11

MARKET FOR OUR COMMON STOCK-----------------------------------------------------------  11

USE OF PROCEEDS---------------------------------------------------------------------------------  12

DESCRIPTION OF BUSINESS----------------------------------------------------------------------  15

BACKGROUND------------------------------------------------------------------------------- 16
PRODUCTS------------------------------------------------------------------------------------ 16
PRODUCTS UNDER RESEARCH AND DEVELOPMENT ---------------------------------- 18
PRODUCTION--------------------------------------------------------------------------------- 19
PATENTS -------------------------------------------------------------------------------------- 20
THE MARKET---------------------------------------------------------------------------------  20
PRICING STRATEGY-------------------------------------------------------------------------  20
COMPETITION-------------------------------------------------------------------------------- 21
SALES AND MARKETING-------------------------------------------------------------------  21
PROPERTY AND FACILITIES---------------------------------------------------------------- 23

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATION-------------------------------------------------------------------------  25

GENERAL-------------------------------------------------------------------------------------- 25
NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED
SEPTEMBER 30, 2004------------------------------------------------------------------------- 25
YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR ENDED DECEMBER 31,
2003 -------------------------------------------------------------------------------------------  27

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS------------  28

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT -------29

EXECUTIVE COMPENSATION--------------------------------------------------------------------- 30

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS---------------------------------- 30

SELLING STOCKHOLDERS------------------------------------------------------------------------- 31

PLAN OF DISTRIBUTION--------------------------------------------------------------------------- 32

LEGAL PROCEEDINGS------------------------------------------------------------------------------ 34

DESCRIPTION OF SECURITIES--------------------------------------------------------------------  34

EXPERTS---------------------------------------------------------------------------------------------- 35

AVAILABLE INFORMATION----------------------------------------------------------------------- 35

LEGAL MATTERS------------------------------------------------------------------------------------ 35

FINANCIAL STATEMENTS------------------------------------------------------------------------- 35

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS----------------------------------  36

ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS-----------------------  36
ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION--------------------   36
ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES-----------------------------  36
ITEM 28 - UNDERTAKINGS----------------------------------------------------------------   37
SIGNATURES---------------------------------------------------------------------------------  40

EXHIBITS--------------------------------------------------------------------------------------------  40

SUMMARY

This Summary highlights selected information from elsewhere in this Prospectus.  It is not complete and may not contain all of the information that is important to you.  To understand this offering fully, you should read the entire Prospectus carefully, including the risk factors and financial statements and the related notes to those statements included in this Prospectus.

THE COMPANY

Shineco, Inc. ("Shineco", "We", "Us", "Our" or the "Company") was incorporated under the laws of the State of Delaware on August 20, 1997. On December 30, 2004, the Company acquired all of the issued and outstanding shares of Beijing Tenet-Jove Technological Development Corp., Ltd. (“Tenet-Jove”) a People’s Republic of China Company in exchange for restricted shares of the Company’s common stock.  Tenet-Jove was established in 2003 and is headquartered in Beijing, People’s Republic of China.   The sole operating business of the Company is that of its subsidiary, Tenet-Jove.

We are a hi-tech biotechnology company that is engaged in the business of development, manufacturing and distribution of a series of Apocynum functional healthcare products based on proprietary patents. The Company has obtained 13 patents in The Peoples Republic of China for manufacturing techniques and extraction techniques for Apocynum products. Apocynum is a genus of plants commonly known as dogbane, a popularly used Chinese herbal medicine. It usually grows around areas such as flood plains, swampland, and saline-alkali sandy wasteland, such as the Lop Nur region of Xinjiang province. Apocynum products are specialized biotech products designed to incorporate traditional Eastern medicines with modern scientifically developed health products predicated on well-established Eastern herbal remedies based on Apocynum raw material.

Three series of products have been developed. Our current product mix encompasses: (1) Apocynum nutrient supplements which are products manufactured with botanical extracts called Apocynum pollen; (2) Apocynum Functional Apparel & Home Textiles remedy that refers to those products manufactured with Apocynum fiber extracts and (3) Apocynum rehabilitating appliances that refer to Multifunctional Far Infrared Ceramic Material based low frequency remedy devices. The company owns Apocynum manufacturing techniques that cover Apocynum come-unglued techniques, Apocynum openability techniques, Apocynum leaves and pollen extraction techniques, remedy functional Apocynum blending spinning techniques and low frequency Apocynum remedy appliances. Our production base has been awarded with ISO9001 and ISO14001 certificates, respectively. Our Quality Management System has been found to conform to Quality Management System Standard of GB/T 19001-2000-ISO9001:2000 The No. of this certificate is 2803Q1239OROM; Promulgate Date: Nov.25, 2003. This certificate is valid until Nov.24, 2006; Issued by Former& Certification Center of Quality System. The quality manage system covers the following product(s): the design development, production, and service of healthcare apparels, health protecting products and healthcare sleeping product and our Environmental Management System has been in compliance with standard GB/T24001-1996-ISO14001:1996 The company concentrates on customers seeking help from healthcare products to maintain and improve health, help prevent disease, assist in treating disease, and facilitate rehabilitation.

THE OFFERING

Common Stock Offered:	The selling stockholders are offering up to 229,102 shares of our common stock at a price of $1.50 per share. The selling stockholders will determine when they will sell their shares. The Company is offering up to 2,000,000 shares of our Common Stock at $1.50 per share on a “best efforts” basis which means that no minimum amount of shares need to be sold by the Company and proceeds of all sales made by the Company will be paid to the Company.
Common Stock to be Outstanding	We currently have a total of 9,298,823 shares of common stock issued and outstanding from sales of our common stock by the Company. If all of the shares offered for sale by the Company are sold, we will have 11,298,823 shares issued and outstanding.
Use of Proceeds	We will not receive any of the proceeds from sale of shares of common stock offered by the selling stockholders but will receive net proceeds of approximately $1.35 per share from the shares being offered to the public, such proceeds will be used first for recoupment of offering expenses and then for product development, working capital, and sales and marketing and production of product.
No Trading Market	Our common stock is not listed on any national securities exchange, any NASDAQ stock market or the OTC Bulletin Board and there is no current underwriting arrangement in connection with this offering. There is no trading symbol for the common stock. We intend to file a Form 15c2-11 with the National Association of Securities Dealers to become cleared for trading.
Determination of Offering Price:	Since we made the decision to file a registration statement on behalf of the selling stockholders and the Company, we also established the offering price of $1.50 per share. The offering price was arbitrarily determined and has no relationship to our assets, earnings, book value or any other generally accepted criteria of value.
Risk Factors:	Investment in our common stock involves a high degree of risk. Among the significant risk factors are (i) the fact that there is not currently a public market for our shares and no assurance that such a market will develop in the future, (ii) the fact that we operate in the People’s Republic of China and are subject to the risks inherent in operating in the PRC (See "Risk Factors").

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements.  This data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

Fiscal Year Ended	December 31, 2003	December 31, 2004	Nine Months Ended September 30, 2005
Operating Statement Data

Revenues	$287,830	$3,143,002	$1,965,321
Operating Expenses	91,268	1,418,630	900,096
Net Income from operations	15,009	446,304	99,672
Net Gain(loss) Per Share	.00	.05	.00

Balance Sheet Data

Total Assets	692,255	4,360,973	4,699,503
Total Liabilities	614,162	2,667,242	2,949,046
Stockholders’ Equity	78,093	1,602,160	1,661,375

Tenet-Jove Technological Development Co., Ltd., our wholly-owned subsidiary, was founded on December 16, 2003, under the laws of the People’s Republic of China.  However, the operations of Tenet-Jove’s largest subsidiary, Tian Bai, established on September 22, 2000, are included in our financial statements prior to the formation of Tenet-Jove.

RISK FACTORS

THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK, INCLUDING, BUT NOT NECESSARILY LIMITED TO, THE RISK FACTORS DESCRIBED BELOW.  EACH PROSPECTIVE INVESTOR SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS INHERENT IN AND AFFECTING THE BUSINESS OF THE COMPANY AND THIS OFFERING BEFORE MAKING AN INVESTMENT DECISION.

WE ARE SUBJECT TO ALL THE RISKS ASSOCIATED WITH FORMATION OF A NEW BUSINESS, INCLUDING POSSIBLE FAILURE TO ACHIEVE OR SUSTAIN PROFITABILITY, WHICH WOULD ADVERSELY AFFECT THE VALUE OF THE COMPANY AND THE MARKET VALUE OF OUR OUTSTANDING SHARES.

We are subject to all of the substantial risks inherent in the commencement of a new business enterprise.  New enterprises in the early stage may encounter financial and operational difficulties and intense competition and failure to become profitable.  There can be no assurance that we will achieve our business objectives, or that we will be able to continue to produce significant levels of revenues or achieve sustainable profitability.  Our prospects must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with a developing business, and the high level of competition we may encounter in the industry in which we operate.  Additionally, we will be subject to all the risks incident to a rapidly developing business.  Prospective investors should consider the frequency with which expanding businesses encounter unforeseen expenses, difficulties, complications and delays, as well as such other factors as competition with substantially larger companies.

RESALE OF OUR SECURITIES MAY BE DIFFICULT BECAUSE THERE IS NO CURRENT MARKET FOR OUR SHARES AND IT IS POSSIBLE THAT NO MARKET WILL DEVELOP.  THIS MAY REDUCE OR LIMIT THE POTENTIAL VALUE OF OUR SHARES.

There is no current public market for our securities, and no assurance that such a public market will develop in the future.  Even in the event that such a public market does develop, there is no assurance that it will be maintained or that it will be sufficiently active or liquid to allow stockholders to easily dispose of their shares.

ALTHOUGH WE HAVE AGREED TO PAY ALL THE COSTS AND EXPENSES OF THIS OFFERING WE MAY NOT RECEIVE ANY BENEFIT FROM IT.  THIS MAY REDUCE OR LIMIT THE POTENTIAL VALUE OF OUR SHARES.

This Prospectus relates to a secondary offering consisting of the offer and sale of up to 229,102 shares of our common stock by the selling stockholders identified in this Prospectus and an initial public offering by the Company on a “best-efforts only” basis of up to 2,000,000 shares of our Common Stock.  We will not receive any proceeds from the sales by the selling stockholders and may receive only a limited amount (if any) of proceeds from the sales of our stock.  We have agreed to pay all of the expenses of this offering in the hope that it will indirectly benefit us by helping to facilitate the creation of a public trading market in our shares.   We also hope that the existence of a trading market for our shares will induce the various individuals and entities who have expressed an interest in our Company to make direct investments in the Company.  However, there is no assurance that a public trading market will develop for our shares, and even if such a market does develop, that the individuals and entities which have expressed an interest in investing in the Company will actually do so.  Therefore, although we will incur substantial expenses in conjunction with this offering there is no assurance that it will directly or indirectly provide any benefit to us.  Further, since the selling stockholders are offering 229,102 shares of the Company’s stock for sale to the public at the same time that we are offering 2,000,000 of our shares, there can be no assurance that any of our shares will be purchased and therefore no assurance that we will receive any proceeds from the offering of our shares.

OUR SUCCESS IS DEPENDENT ON RETAINING KEY PERSONNEL AND ON HIRING AND RETAINING ADDITIONAL PERSONNEL.  WE MAY BE UNABLE TO HIRE AND/OR RETAIN NECESSARY KEY PERSONNEL, WHICH WOULD ADVERSELY AFFECT THE DEVELOPMENT OF OUR BUSINESS AND THE POTENTIAL MARKET VALUE OF OUR OUTSTANDING SHARES.

Our success will be largely dependent upon the efforts of Messrs. Yuying Zhang and Wenxing Yin. We do not currently have employment agreements with Yuying Zhang and Weixing Yin and there can be no assurance that such persons will continue their employment with us.

The loss of the services of either Mr. Zhang or Mr. Yin would have a material adverse effect on our ability to maintain and expand our current business operations or to develop related products and services.  We do not presently have "key man" life insurance with respect to our management.  Our success is also dependent upon our ability to hire and retain additional qualified executives and creative marketing personnel.  There can be no assurance that we will be able to hire or retain such necessary personnel and our inability to do so would have a material adverse impact on our ability to expand our current business operations and achieve profitability.

IT MAY BE DIFFICULT FOR YOU TO SELL YOUR SHARES BECAUSE OF A LIMITED TRADING MARKET AND BECAUSE OF RESTRICTIONS IMPOSED BY THE PENNY STOCK RULES, WHICH MAY REDUCE OR ELIMINATE THE ABILITY TO REALIZE A PROFIT FROM THE SALE OF YOUR SHARES.

There is no current trading market for the Shares and there can be no assurance that a trading market will develop, or, if such a trading market does develop, that it will be sustained.  In the event a trading market does develop for our Shares, it will probably be subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00, except for securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in those securities is provided by the exchange or system.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to make a special written determination that the penny stock is a suitable investment for the purchaser and to receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.  These disclosure requirements will have the effect of making it more difficult for an active trading market in the Shares to be created or sustained.  In the event there is only a limited trading market in the Shares, holders of the Shares may have difficulty selling their shares which may reduce or eliminate their ability to realize a profit from the sale of their shares.

COMPETITION

There are numerous healthcare products companies that manufacture alternative products.  These competitors may have substantially larger financial resources, greater name recognition as well as more qualified management and personnel.  There can be no assurance that the Company’s business and results of operations will not be materially affected by market conditions and competition in the future.

PRODUCT DEVELOPMENT AND TECHNOLOGICAL CHANGE

The Company's inability, for technological or other reasons, to develop and introduce products in a timely manner in response to changing market conditions or customer requirements, would have a material adverse effect on the Company's results of operations. The ability of the Company to compete successfully will depend in large measure on its ability to hire and maintain a technically competent research and development staff and to adapt to technological changes and advances in the industry. There can be no assurance that the Company will be able to develop successful products.

PATENTS AND PROPRIETARY RIGHTS

The Company’s success depends, in part, on its ability to secure and protect its technology through patents, trademarks and trade secrets.  The Company holds numerous patents in China.  However no assurance can be given that the Company’s patents will be declared by a court to be valid or enforceable, or that a competitor’s technology or product would be found to infringe upon the Company’s patents.  Some of the Company’s technology and know how are maintained as trade secrets and elements thereof may be continued to be guarded as such even after filing the patent.

RISKS RELATED TO DOING BUSINESS IN CHINA

A downturn in the Chinese economy may slow down our growth and profitability.  The growth of the Chinese economy has been uneven across geographic regions and economic sectors.  There can be no assurance that growth of the Chinese economy will be steady or that any downturn will not have a negative effect on our business.

THE UNCERTAIN LEGAL ENVIRONMENT IN CHINA COULD LIMIT THE LEGAL PROTECTIONS AVAILABLE TO YOU.

The Chinese legal system is a civil law system based on written statutes.  Unlike common law systems, it is a system in which decided legal cases have little precedential value.  In the late 1970s, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters.  The overall effect of legislation enacted over the past 20 years has significantly enhanced the protections afforded to foreign invested enterprises in China.  However, these laws, regulations and legal requirements are relatively recent and are evolving rapidly, and their interpretation and enforcement involve uncertainties.  These uncertainties could limit the legal protections available to foreign investors, such as the right of foreign invested enterprises to hold licenses and permits such as requisite business licenses.

ANY NATURAL DISASTER, OR WIDESPREAD PUBLIC HEALTH PROBLEM, SUCH AS AVIAN FLU COULD ADVERSELY AFFECT OUR BUSINESS AND RESULTS OF OPERATIONS.

Any natural disaster or widespread public health problem such as Avian Flu in China, where all of our revenue is derived, could have a negative effect on our operations.  Our operations may be impacted by a number of health-related factors, including the following:
  quarantines or closures of some of our offices which would severely disrupt our operations;
  the sickness or death of our key officers and employees; and
  a general slowdown in the Chinese economy.
Any of the foregoing events or other unforeseen consequences of public health problems could adversely affect our business and results of operations.

Changes in China's political and economic policies could harm our business.

The economy of China has historically been a planned economy subject to governmental plans and quotas and has, in certain aspects, been transitioning to a more market-oriented economy.  Although we believe that the economic reform and the macroeconomic measures adopted by the Chinese government have had a positive effect on the economic development of China, we cannot predict the future direction of these economic reforms or the effects these measures may have on our business, financial position or results of operations.  In addition, the Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD.  These differences include:
  economic structure;
  level of government involvement in the economy;
  level of development;

  level of capital reinvestment;
  control of foreign exchange;
  methods of allocating resources; and
  balance of payments position.
As a result of these differences, our business may not develop in the same way or at the same rate as might be expected if the Chinese economy were similar to those of the OECD member countries.

RESTRICTIONS ON CURRENCY EXCHANGE MAY LIMIT OUR ABILITY TO RECEIVE AND USE OUR REVENUES EFFECTIVELY.

Because almost all of our future revenues may be in the form of Renminbi, any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S.  dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies, after providing valid commercial documents, at those banks authorized to conduct foreign exchange business.  In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items.  We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi, especially with respect to foreign exchange transactions.

THE VALUE OF OUR SECURITIES WILL BE AFFECTED BY THE FOREIGN EXCHANGE RATE BETWEEN U.S.  DOLLARS AND RENMINBI.

The value of our common stock will be affected by the foreign exchange rate between U.S.  dollars and Renminbi.  For example, to the extent that we need to convert U.S.  dollars into Renminbi for our operational needs and should the Renminbi appreciate against the U.S.  dollar at that time, our financial position and the price of our common stock may be adversely affected.  Conversely, if we decide to convert our Renminbi into U.S.  dollars for the purpose of declaring dividends on our common stock or for other business purposes and the U.S.  dollar appreciates against the Renminbi, the U.S.  dollar equivalent of our earnings from our subsidiaries in China would be reduced.

RISKS RELATED TO OUR COMMON STOCK

The market price for our common stock may be volatile.

The market price for our common stock is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

  actual or anticipated fluctuations in our quarterly operating results;
  announcements of new products or services by us or our competitors;
  changes in financial estimates by securities analysts;
  announcements by our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
  Additions or departures of key personnel.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies.   These market fluctuations may also materially and adversely affect the market price of our common stock.

STOCKHOLDERS COULD EXPERIENCE SUBSTANTIAL DILUTION.

We may issue additional shares of our capital stock to raise additional cash for working capital.  If we issue additional shares of our capital stock, our stockholders will experience dilution in their respective percentage ownership in the Company.  Dilution may also occur if the holders of the Company’s Series A Convertible Preferred Stock convert the Preferred shares into common shares.

We have no present intention to pay dividends and we do not expect to declare or pay any dividends in the foreseeable future.  We intend to retain any future earnings for working capital and to finance current operations and expansion of our business.

A LARGE PORTION OF OUR COMMON STOCK IS CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS.

A large portion of our common stock is held by a small number of stockholders.  As a result, these stockholders are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions including business combinations.   In addition, the occurrence of sales of a large number of shares of our common stock, or the perception that these sales could occur, may affect our stock price and could impair our ability to obtain capital through an offering of equity securities.  Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

DETERMINATION OF OFFERING PRICE

Since we made the decision to file a registration statement on behalf of the selling stockholders and to offer shares for sale by the Company, we also established the offering price of $1.50 per share.  This price was arbitrarily selected and does not have any relationship to any established criteria such as book value or current earnings per share, nor is it indicative of the current market value of the assets which we own.

MARKET FOR OUR COMMON STOCK

There is no established market for our shares.  Although we intend to file a Form 15c2-11 with the National Association of Securities Dealers, we have not yet done so and our stock is not yet quoted on the OTC Bulletin Board or on any other public market, and even after filing of same there can be no assurance that a market for our shares will develop.

We currently have a total of 9,298,823 shares outstanding, all of which constitute "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933.  All of these shares may currently be eligible for resale in accordance with the provisions of Rule 144 by virtue of having been held for the required minimum holding period of one year.  However, a recent SEC interpretation indicated that, in certain circumstances, Rule 144 is not available for resales of shares which were originally issued to promoters or affiliates of blank check companies.  This SEC interpretation appears to be applicable to the shares held by some of our affiliates and to the extent it is applicable would prohibit resales of such shares in reliance upon Rule 144.  To the extent the holders of these shares may not rely on Rule 144 to make resales, such shares may be offered and sold only pursuant to an effective registration statement.  None of the affiliate shares are being registered for sale.

Benefit to Present Stockholders

Following the successful completion of the Offering of shares by the Company, the present stockholders of the Company will own approximately 82.3% of the outstanding Common stock. The majority of the present stockholders purchased their shares at prices substantially below the price at which Shares are offered hereunder. Therefore, the present Stockholders will experience an immediate increase in the net tangible book value of their securities, while the purchasers of Shares in this Offering will experience an immediate dilution in the value of their securities. (See “Principal Stockholders” and “Dilution.”)

Dilution: Excessive Burden of Risk

The present stockholders of the Company acquired their shares at a cost less than that which the purchasers hereunder will pay for their Shares. Accordingly, an investment in the Common stock of the Company by the investors purchasing shares being offered by the Company will result in the immediate dilution of the net tangible book value of their shares. Investors purchasing shares hereunder will bear a risk of loss, while control of the Company will effectively remain in the hands of the present stockholders. (See “DILUTION and “PRINCIPAL STOCKHOLDERS.”)

No Cash Dividends Paid

No Cash dividends have been paid on the shares of the Company to date, nor is it anticipated that any such dividends will be paid to stockholders in the foreseeable future. Any income received from operations will be reinvested and devoted to the Company’s future operations and/or to expansion. (See “DESCRIPTION OF SECURITIES.”)

Issuance of Additional Shares

Assuming sale of all Shares offered by the Company in this Offering, there will still be 38,701,177 shares of Common Stock which the Board of Directors will have authority to issue. The issuance of any such shares to persons other than the public investors may result in a dilution of the book value per share. In addition there are 2,000,000 shares of the Company’s Convertible Preferred Stock outstanding. Each Preferred share entitles the holder thereof to convert such share into one share of common stock and one common stock purchase warrant. Each Warrant entitles the holder to purchase one share of Common Stock at $2.00  per share (subject to adjustment) during the two-year period commencing on the date of December 1st, 2005(the "Effective Date").If all preferred shares are converted and all warrants exercised there will be an additional 4,000,000 shares of common stock issued and outstanding, thus further diluting the net tangible book value per share of the Company’s Common Stock.

USE OF PROCEEDS

We will not receive any of the proceeds from sale of shares by the selling stockholders.  To the extent we receive any proceeds for the sale of the Company’s shares the following table sets forth the use of proceeds.

The net proceeds from the sale of the Shares by the Company are expected to be approximately $2,625,000. The following table summarizes the application of the estimated net proceeds to the Company and assumes the sale of various percentages of the Company’s shares being offered for sale.

	100% of offering	Percentage of Gross Proceeds	75% of offering	Percentage of Gross Proceeds	50% of offering	Percentage of Gross Proceeds	25% of offering	Percentage of Gross Proceeds	10% of offering	Percentage of Gross Proceeds
Gross Proceeds	$3,000,000	100.00%	$2,250,000	100.00%	$1,500,000	100.00%	$750,000	100.00%	$300,000	100.00%

Commissions	300,000	10.00%	225,000	10.00%	150,000	10.00%	75,000	10.00%	30,000	10.00%

Offering Expenses	75,000	2.50%	75,000	3.33%	75,000	5.00%	75,000	10.00%	75,000	25.00%

Net Proceeds	2,625,000		1,950,000		1,275,000		600,000		195,000

Raw material supply development(1)	720,000	24.00%	517,500	23.00%	300,000	20.00%	150,000	20.00%	90,000	30.00%

Capital Expenditures(2)	705,000	23.50%	555,000	24.67%	225,000	15.00%	0	0.00%	0	0.00%

Sales & Marketing(3)	1,200,000	40.00%	877,500	39.00%	750,000	50.00%	450,000	60.00%	105,000	35.00%

Total	$3,000,000	100.00%	$2,250,000	100.00%	$1,500,000	100.00%	$750,000	100.00%	$300,000	100.00%

Notes to use of proceeds

(1)    Raw material supply development,

In order to secure a stable raw material supply, we plan to establish raw and processed materials production base close to the Apocynum planting area in Xingjian province. In the next 12 to 24 months, we plan to build a manufacturing facility in two phases. The initial phases shall include the construction and development of a workshop and office space with a total area of 20,000 square meters and acquiring a piece of land with an area amounting to 100,005 square meters , which we believe will be completed by June, 2007. We estimate the capital requirement to complete the initial phase is approximately $7,200,000. The cost shall cover initial negotiation fees with the local government, land rent for product line construction and personnel expenditures.

(2)    Capital Expenditures,

Relates to costs that are incurred in the alteration and renovation of the company-owned and leased buildings, and the upgrade of new production base and facilities and the purchase of equipment. The expenditures are directly related to the headquarter office decoration and the purchase of equipment in the Tianjin production base for the upgrading of a portion of the manufacturing   facilities.

(3)    Sales & Marketing,

To cover a portion of sales and marketing expenses. The expenses will include salesman training, marketing network development, computer equipment, office rent, warehouse rent, and national level advertising.

From the beginning of 2006 to the end of the second quarter of 2007, we will reinforce the established sales and marketing networks and develop those markets into “province-centered” market zones. We will setup a 3-level managerial system from the provincial level down to the county level.  The market zones cover Heilongjiang, Jinlin, Liaoning, Jiangsu, Shandong, Guangdong, Anhui and Xinjiang provinces.

The application of proceeds set forth indicates the proposed use of proceeds, and actual expenditures may vary from these estimates.  Should management determine that expenditures as originally planned are unwarranted, the remaining proceeds of the Offering if any, will be used for other activities the management of the Company shall deem reasonable in furtherance of the Company’s business objectives and growth strategy and unexpended funds will be invested in U.S. Treasury securities.

DILUTION

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after the completion of this Offering. “Net tangible book value” is the amount that results from subtracting the total liabilities and intangible assets from the Company’s total assets. Dilution arises mainly from the arbitrary decision by the Company to establish the offering price of the Shares offered hereunder based on market factors rather than book considerations.

In addition, it is important to note that the present stockholders of the Company’s Common Stock, including the Selling Stockholders, acquired their shares at a price substantially lower than the Offering price. The present stockholders, therefore, will incur an immediate substantial increase from the price which they paid for their shares and the purchasers of shares in the Offering will incur an immediate substantial dilution in the price which they pay for their shares. The following table illustrates this per share dilution as of September 30, 2005, assuming various percentages of the total number of shares we are offering are sold. The amount of dilution will vary depending on how many of the shares offered by the Company are sold.  See the following table:

DILUTION TABLE

	100%	75%	50%	25%	10%
Offering price	1.50	1.50	1.50	1.50	1.50
Net tangible per share before	0.18	0.18	0.18	0.18	0.18
Net tangible per share after	0.38	0.33	0.28	0.23	0.19
Net tangible per share after the conversion of preferred stock and the exercise common stock purchase warrants	0.48	0.45	0.42	0.38	0.35
Basic Dilution to new investors	1.12	1.17	1.22	1.27	1.31
Full Dilution to new investors	1.02	1.05	1.08	1.12	1.15
Increase to existing share holders	0.20	0.15	0.10	0.05	0.01

DESCRIPTION OF BUSINESS

DISCLAIMER REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this prospectus which are not statements of historical fact, are what are known as "forward looking statements," which are basically statements about the future.  For that reason, these statements involve risk and uncertainty since no one can accurately predict the future.  Words such as "plans," "intends," "hopes," "seeks," "anticipates," "expects," and the like, often identify such forward looking statements, but are not the only indication that a statement is a forward-looking statement.  Such forward looking statements include statements concerning our plans and objectives with respect to our present and future operations, and statements which express or imply that such present and future operations will or may produce revenues, income or profits.  In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading "Risk Factors" beginning on page 6.  These and other factors may cause our actual results to differ materially from any forward-looking statement.  We caution you not to place undue reliance on these forward-looking statements.  Although we base these forward-looking statements on our expectations, assumptions and projections about future events, actual events and results may differ materially, and our expectations, assumptions and projections may prove to be inaccurate.  The forward-looking statements speak only as of the date hereof, and we expressly disclaim any obligation to publicly release the results of any revisions to these forward-looking statements to reflect events or circumstances after the date of this filing.

BACKGROUND

Shineco, Inc. ("Shineco", "We", "Us", "Our" or the "Company") was incorporated under the laws of the State of Delaware on August 20, 1997. On December 30, 2004, the Company acquired all of the issued and outstanding shares of Beijing Tenet-Jove Technological Development Corp., Ltd. (“Tenet-Jove”) a People’s Republic of China Company in exchange for restricted shares of the Company’s common stock.  Tenet-Jove was established in 2003 and is headquartered in Beijing, People’s Republic of China.   The sole operating business of the Company is that of its subsidiary, Tenet-Jove.

We are a hi-tech biotechnology company that is engaged in the business of development, manufacturing and distribution of a series of Apocynum based functional healthcare products based on proprietary patents. Twelve patents have been granted. These patents and inventions cover the fields of Apocynum research and development, manufacturing techniques and extraction techniques. Three series of products have been developed. Our current product mix encompasses: (1) Apocynum Nutrient Supplements Series that refer to those products manufactured with botanical extracts called Apocynum pollen; (2) Apocynum Remedy Functional Apparel & Home Textiles that refer to those products manufactured with Apocynum fiber extracts (3) Apocynum Rehabilitating Appliances that refer to Multifunctional Far Infrared Ceramic Material based low frequency remedy devices. The company owns Apocynum manufacturing techniques that cover Apocynum come-unglued techniques, Apocynum openability techniques, Apocynum leaves and pollen extraction techniques, remedy functional Apocynum blending spinning techniques and low frequency Apocynum remedy appliances. Our production base has been awarded with ISO9001 certificate and ISO14001 certificate, respectively, for our Quality Management System has been found to conform to Quality Management System Standard of GB/T 19001-2000-ISO9001:2000  and  our Environmental Management System has been in compliance with standard GB/T24001-1996-ISO14001:1996 The Company concentrates on less healthy customers who seek help from healthcare products to maintain and improve health, help prevent disease, assist in treating disease, and to facilitate rehabilitation.

PRODUCTS

We categorize our existing products by function into three series, including: (1) Apocynum Nutrient Supplements Series; (2) Apocynum Remedy Functional Apparel & Home Textiles; (3) Apocynum  Rehabilitating Appliances.

(1)      Nutrient Supplements Series:

  Apocynum Tea
  Apocynum grows with 14 hours daily sunlight in the drought area of the Lop Nur region of Xinjiang province .The areas that Apocynum grows is a wild region where there is pollution. Apocynum tea is made from leaves of 5-8 years old Apocynum plants that contain ingredients conducive to the health. The ingredients include flavones, Wikipedia and amino acid among others

     >>     Function introduction:
It can regulate the blood pressure, decrease the blood lipid, relieve a cough, remove phlegm, increase the influx of blood in the Coronary artery, relieve the inflammation and allergy and prolong one’s life. It also can relieve the entire symptom such as dizziness, sleep disorder and constipation.

  Apocynum Honey
  Apocynum honey is made of nectar gathered by bees. Apocynum honey contains all essence of root, stem, leaves, and flower, which is biologically purified in the bee’s stomach, and mingled with a biological active enzyme, and amino acid, and will warm up by blood temperature in the honeycomb until the superfluous moisture has been vaporized. When the brewage has been done and the honey sealed by beeswax, highly active and highly concentrated natural Apocynum Honey occurs.

     >>     Function introduction:
Apocynum venetum L. Royal Jelly Honey, produced by our company, is a mixed product of royal jelly and honey in fixed proportions, which ensure royal jelly to be kept in the normal temperature and easily absorbed by human body. The honey comes from Apocynum venetum L., whose active remedy elements regulate the blood pressure, decrease blood fat, intenerate blood vessel, and improve the immunity.

(2)     Apocynum Remedy Functional Apparel & Home Textiles;

  Apocynum Sleeping rehabilitation series,

     >>     Function introduction:
The function of these sleeping rehabilitation series products is the Double far infrared healthcare function. The Apocynum and the multi-synthetic material guarantee better far infrared functions. The product could help improve micro circulation, activate histiocytes and accelerate the absorption of the medicines.

  Apocynum Pillow series,
  Pillow series is a series of products that are targeted for healthy people and people with neck and vertebra syndrome.

     >>     Function introduction:
Apocynum B-shaped pillow is a reasonably designed B shaped pillow whose core conforms to the biological neck curve and has the function of natural traction with a traction height of 8cm to 11cm. Papilla massage layer can massage head and neck, dredge the channels, improve blood circulation and remove blood stasis. It could help neck and vertebra resume to normal. It also could help soothe the nerves, prolong the deep sleep and improve the quality of sleep.

Apocynum O-shaped pillow is filled with energy tube made of multi synthetic materials. It has high far infrared radiance rate and strong penetrability. It could soften arteriosclerosis deep in the brain, dredge the channels, improve blood circulation and remove blood stasis, and improve the supply of the blood and oxygen to the brain.

     >>     Function introduction:
Double far infrared healthcare functions. The Apocynum and the multi-synthetic material created better far infrared functions. According to the tests carried out by National Institute of Metrology P.R.C，radiance rate of the far infrared in the Apocynum is 84% and that in the synthetic material is 91%. They could help improve micro circulation, activate histiocytes and accelerate the absorption of the medicines.

Multi Chinese medicine healthcare functions. The Apocynum can help regulate the blood pressure, decrease the blood lipid, improve cardiac function, be diuresis, relieve coughing, be antibiotic, diminish inflammation, soothe the nerves, and delay aging. More than one could relieve pain, diminish inflammation, activate microcirculation, and remove blood stasis. It could help discharge the trash produced by the body, and keep on the balance inside human body. The aloe and pearl can supplement some necessary microelements which can do good to the skin and prevent the invasion of microbe and acrid.

  Apocynum Tending and protective series

Tending and protective series, a series of products that benefit lumbar arthritis syndrome, lumbar vertebra transverse process syndrome, strain of lumbar muscles, lumbar osteoarthritis, lumbar spinal stenosis, Rupture syndrome of the fibrous rings of the lumbar inter-vertebral disc, sciatica, chronic gastritis, stomach and duodenum ulcer, chronic colonitis, deficiency-cold constipation, chronic nephritis.

     >>     Function introduction:
It adopts aloe and pearl layer made of mineral Chinese traditional medicine and far infrared materials. It could relieve pain, diminish inflammation, activate microcirculation, remove blood stasis, and keep warm.

(3)     Apocynum  Rehabilitating Appliances.

Rehabilitating appliance is a multifunctional low frequency therapy system that is a home-use remedy appliance

     >>     Function introduction:
Multifunction Low Frequency Therapy System is a home-use medical appliance developed on the basis of Traditional Chinese Meridian theory and adopting modern high technological therapy methods such as low frequency electric pulse therapy, thermo-therapy, far infrared radiation and medicinal ion conduction. The product can stimulate hand and foot reaction area, body acupuncture points and disease focus, adjust body biological function, improve the function of internal organs, accelerate metabolism, improve blood circulation, enhance the immune system, and achieve the effects of assisting in curing diseases and promoting health.

Products under research & development

  Apocynum Milk Tablets

This product is a functional healthcare product, developed jointly by Tenetjove and Australian Montro Dairy Company. Its raw material is Apocynum herbs extracts and low fat milk of unsaturated fatty acid. They are processed into Apocynum milk tablets. This kind of tablets contains more than 30 medication composition and monounsaturated fatty acid. Therefore, this product could adjust blood pressure, blood fat, and decrease blood sugar providing nutrition the human body needs.

  The Nanometer Apocynum medicinal functional fiber products

In 2005, our company started cooperation with Tsinghua University State-level Nanometer Lab, researching and developing Apocynum medicinal functional fibre products which combines Apocynum medicinal fibre and nanometer technology.

  Absorbable Medical Sewing Thread for body surface

The main materials of the Absorbable Medical Sewing Thread are from abyssal fauna fiber, from which the water-soluble chitosan is distilled by many complicated technical processing methods. Its advantages: no need to get rid of the thread and can be absorbed by the human body in the required time; no scar left on the body; high antibacterial quality. Laboratory experiments have been concluded and small quantities are being produced for use in clinical trials. This technology has been recorded as the national patent, currently. The status of this project: the experiments in the lab being finished, the production in small quantities being finished and being prepared to use in the clinic.

  Apocynum capsule, products derived from synthesis of Apocynum stems and leaves through a botanical engineering process. The possible benefit is to improve immune system.

  Apocynum skin care product, this product is sub product from Apocynum ungluing process. The possible benefit is to care for skin and create beauty since the Apocynum solution produced during the ungluing process is full of colloid, a substance that could moisten skin, supply the skin with nutrition, slow the skin water evaporation and rejuvenate the skin.

  Apocynum and chlorella tablet, Apocynum is composed of more 30 remedy ingredients, while Chlorella’s capacity for photosynthesis is greatly higher than that of other plants. Chlorella produces a large amount of protein that is about 38 times that of soy beans, and about 55 times that of rice. Another characteristic is its copious yet well-balanced amounts of nine essential amino acids, as well as vitamins and minerals. The synthesis of Apocynum and chlorella would create a powerful product that would possibly assist in the following field of preventing digestibility abscess, preventing and curing tumor, improving immune system, anti-radiation and  anti pathogenic.

Production

The Company maintains and operates a factory for the production of its products, and also subcontracts the manufacture of some of the fabric.

To assure the reliability of resources and reduce the cost of raw materials, the Company plans to establish an Apocynum raw material production base in Ku’erle, Xinjiang Province, to provide raw materials and semi-finished products to the company.

Our production base has been awarded with ISO9001 certificate and ISO14001 certificate, respectively, for our Quality Management System has been found to conform to Quality Manage System Standard of GB/T 19001-2000-ISO9001:2000 and  our Environmental Management System has been in compliance with standard GB/T24001-1996-ISO14001:1996

Patents

Presently the company has obtained patents in the People’s Republic of China for:

  Apocynum fiber blending method (patent number: ZL941120295)
  Far-infrared ceramic material (patent number: ZL 981261701)
  Apocynum far-infrared multifunctional surface material (patent number: ZL992144736)
  40* fine Apocynum cloth (patent number: ZL 023381736)
  ISO 9000 and ISO 4001 certification for its production process (patent number: see exhibit  I& exhibit II)
  Apocynum far-infrared foot pillow (patent number: Z L 2004 2 0092818.8)
  Apocynum Far Infrared Noon Pillow (patent number: ZL 2004 2 0092815.4)
  Apocynum Far Infrared Healthcare Socks with mineral Chinese medicine (patent number: ZL 2004 2 0029463.2)
  Apocynum Cushion with magnetic therapy (patent number: ZL 2004 2 0028883.9)
  Heart-Protecting Card (patent number: ZL 2004 2 0028885.8)
  Apocynum Cotton Terry Blanket (patent number: ZL 2004 2 0029465.1)
  Apocynum Four-season Mat (patent number: ZL 2004 2 0029462.8)
  Apocynum Flannelette Blanket (patent number: ZL 2004 2 0029464.7)

The Market

The market segments are clearly defined. The company concentrates on customers seeking help from healthcare products to maintain and improve health, help prevent disease, assist in treating disease and to facilitate rehabilitation. Our functional products cover the three major healthcare sectors: Immune System Adjustment Sector, Cholesterol Adjustment sector and Heart and Brain Improvement sector. The healthcare product market in China is evolving rapidly as an increasing number of people’s health concept is moving forward from the conventional concept of health maintenance to a new value called “health-building”. With the growth of a maturing and aging society, health care including health preventive health care, has become more widely adopted. According to a 2004 report published by CCID, a leading market research firm, total healthcare product revenues in China amounted to approximately US$4192 million in 2004 and will amount to approximately US$8421 million in 2009. The biotech based healthcare product market is expected to be a faster growing segment of healthcare product marketing in the Asia Pacific region through 2009.

Pricing strategy

The company will currently execute a markup pricing strategy described below in most of our marketplace,

  Manufacturer’s wholesale price – Production cost +15%
  Key Distributor price – Manufacture price + Marketing & Administration cost + 15%
  Area wholesale price – with advertising budget, 75% -80% of retail price, otherwise 45%-60% of retail price
  Retail Price – 3.5-4 times production cost

Competition

The healthcare industry is highly competitive in China. According to a 2004 report published by CCID, a leading market research firm for total healthcare, at present there are approximately 1000 enterprises in the healthcare product industry in China, with production value amounting to RMB 50 billion Yuan. The largest companies with an investment exceeding RMB 100 million Yuan account for 1.45 percent of the market, mid-size companies with between 50 million to 100 million Yuan account for 3 percent, smaller companies with less than 100 thousand Yuan account for 12.5 percent  with the remaining 83.05% of the number comprised of companies with less than 100 thousand Yuan. More than 20 transnational corporations have through purchases and acquisitions set up branches in China. According to statistics, foreign healthcare products have been growing their sales in the Chinese market by 12% annually for the last five years .and some large pharmaceutical manufacturers are contemplating extending into the biotech Healthcare product sector.

Sales and Marketing

Our marketing strategy is to follow our industry and trade and Apocynum based product awareness campaigns with specific executions directed at specific customer segments. Shineco achieves its sales goals from direct and distributed sales of our current three series of products. Based on the thorough analysis of the current China market and world-wide market status, we created the following marketing strategies:
  Reinforce the Company’s established marketing system in the large cities. Retain market share in the areas where we have already established distribution network and further improve the Tenet-Jove Apocynum brand awareness and retain consumer brand loyalty.
  Penetrate into the uncovered market zones in China.  There are 10 provinces where we have not established effective sales and distribution channels. One of our marketing strategies is to enter those markets and establish a dominant market position in the next three years.
  Cultivate Apocynum-based awareness in the mid-size cities and rural markets.

The healthcare product competitions in the large cities of China are intense and market capacity tends to be saturated. While living standards improve in mid-size and rural areas and consciousness of health-building is becoming popular in the population who live in the mid-size cities and countryside, the healthcare product demand in these cities is expanding rapidly. Shineco is executing a “lead up” strategy to enter the markets beyond the large cities in China.

  Penetrate into overseas markets.

Healthcare product demand is universal. The series of Apocynum based products Shineco developed would not only benefit the health of the population in the China market, it also could benefit the health of the population beyond China markets. In addition, most people in the developed countries are accustomed to using healthcare products. Accordingly, we have decided to sell and distribute our products in the international markets.

  Initialize on-line marketing and direct sales.

Compared with any other form of communications technology, the Internet has been accepted more quickly. To reach 50 million households in North America, it took television 13 years, telephones 38 years, and VCRs 9 years. It took the Internet only 5 years to reach the same number of households, and the Internet is growing five times faster than television. (Judy Strauss and Raymond Frost, Marketing on the Internet (Upper Saddle River, NJ: Prentice Hall, 1999), pp. 49–50)

As more and more people jump on to the Internet highway, the E-marketing is becoming a new way for us to reach the end user and to carry out direct sales.

Our sales strategy is to building up the Company’s own sales subsidiaries and branch offices in each market zone, which are expected to be responsible for generating 65% of total sales. We expect the remaining 35% of sales to be contributed by distributors.

We are planning to carry out a Five Year Sales and Marketing Plan in two phases from fiscal year of 2006 to fiscal year of 2010. We intend to establish sales and marketing networks in China.  We will initialize the plan in fiscal year 2006 on the basis of our currently established sales and marketing network and we intend to set up sales and marketing networks that cover mainland China, Hong Kong, Macao and Taiwan by  the end of this five year strategic plan.

In the first stage of the five year, we will vertically develop the established overall markets, that is, we will begin to penetrate lower- level markets from the previously focused province-capital level markets.

  From the beginning of 2006 to the end of the second quarter of 2006, we will reinforce the established sales and marketing networks and develop those markets into “province-centered” market zones. We will setup a 3-level managerial system from the provincial level down to the county level.  The market zones cover from the north to east then to northwest including the provinces of Heilongjiang, Jinlin, Liaoning, Jiangsu, Shandong, Guangdong, Anhui and Xinjiang.

  From the end of second quarter of 2006 to the very beginning of 2007, we plan to setup municipal-level sales and marketing networks in the established provincial networks.

  From the beginning of 2007 to the end of second quarter of 2007, we plan to penetrate into the county level markets. At this time, we expect to operate in 60% of the counties in our provincially established markets.

In the second stage of the five year plan, we will horizontally develop the non- covered markets; that is, we plan to penetrate new markets in addition to the already established markets.

  From the end of the second quarter of 2007 to the end of second quarter of 2008, we plan to setup ten provincial centers in the uncovered ten provinces.

  From the end of the second quarter of 2008 to the very beginning of 2009, we expect to open three offices in Hongkong, Macao and Taiwan, respectively.

  From the end of the second quarter of 2009 to the end of 2010, we will enter the North American markets by establishing sales offices or seeking agents in the United States of America.

PROPERTY AND FACILITIES

The Company currently maintains offices at Room 3106, BLD B, #39 East 3rd  Ring Middle Road, Chaoyang District, Beijing100022, P.R. China, Telephone No. 86 105869-3011 and at 515 Madison Avenue, Suite 2100, New York, NY 10022, telephone number 212-755-3636.

The Beijing offices are leased at a cost of $60,000 per annum, pursuant to a lease that expires in June 2009.  The New York offices are provided by a Director of the Company at no cost on a month-to-month basis.

SELECTED FINANCIAL DATA

The statement of operations data as set forth below for the years ended December 31, 2004 and 2003 and the balance sheet data at December 31, 2004 and 2003, have been derived from the Company's Consolidated Financial Statements and Notes thereto, which have been audited by Child, Sullivan & Company, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The statement of operations data for the three and nine months ended September 30, 2005 and 2004, and the balance sheet data at September 30, 2005 are derived from our unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our financial condition and results of operations for such periods. The results of operations for the three and nine months ended September 30, 2005 are not necessarily indicative of results to be expected for any other interim period or the entire year. The following financial data should be read in conjunction with the Consolidated Financial Statements and Notes and Management's Discussion and Analysis of Financial Condition and Results of Operations included elsewhere herein.

Earnings Data	Years Ended		Three months ended		Nine months ended
	December 31,		September 30,		September 30,
	2004	2003	2005	2004	2005	2004
Revenues	$3,143,002	$287,830	$708,807	$1,047,876	$1,965,321	$2,601,595
Cost of goods sold	1,278,068	181,553	363,266	843,381	965,553	1,320,684
Selling and Administrative Expenses	1,418,630	91,268	300,219	221,703	900,096	953,567
Other Income (Expenses)	52,399	17	(52,602)	37,970	(81,405)	(21,121)
Net Income	$ 495,246	$ 15,026	$ (3,983)	$ 19,070	$ 21,532	$ 295,270
	==========	==========	==========	==========	==========	==========

Net Income per common share	0.03	N/A	0.00	N/A	0.00	N/A
Weighted average common shares outstanding	18,597,640	N/A	9,298,823	N/A	9,298,823	N/A

Balance Sheet Data
Working capital	$ 1,568,192	$ 72,516	-	-	$ 1,622,055	-
Total assets	4,360,973	692,255			4,699,503
Total long-term liabilities	-	-	-	-	-	-
Total liabilities	2,758,813	614,162	-	-	3,038,128	-
Stockholders' equity	$ 1,602,160.00	$78,093	-	-	$ 1,661,375	-

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

GENERAL

The following discussion relates to the results of our operations to date, and our financial condition. This report contains forward looking statements relating to our Company's future economic performance, plans and objectives of management for future operations, projections of revenue mix and other financial items that are based on the beliefs of, as well as assumptions made by and information currently known to, our management. The words "expects, intends, believes, anticipates, may, could, should" and similar expressions and variations thereof are intended to identify forward-looking statements. The cautionary statements set forth in this section are intended to emphasize that actual results may differ materially from those contained in any forward looking statement.

OVERVIEW

We generate substantially all of our revenues from the sale of certain products such as nutrient supplements series products, remedy functional apparel & home textiles products and rehabilitating appliances  products. Our operating revenues are composed of sales of healthcare products and franchising fees from vendors. As of September 30, 2005, our sales revenue was $1,965,321. Management anticipates that our sales revenues will increase. However, as of the date of this prospectus, we have not had an increase in sales.

NINE MONTHS ENDED SEPTEMBER 30, 2005 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 2004

RESULTS OF OPERATIONS
  REVENUES

Our sales revenue for the nine months ended September 30, 2005 was $1,965,321, representing a decrease of 24.46% compared to the corresponding period of 2004. We derive our sales revenues primarily from sales of our products.  Our operating revenues are composed of sales of healthcare products and franchising fees from vendors. The decrease in net revenues was due to a combination of: (1) on-going market reorganization and sales prices regulations; (2) slowdown sales season; and (3) China government adopted new rules of direct–sales that  in part influenced our established marketing behaviors.   We managed to expand our revenue in new markets by expanding our sales network.  The expanded revenue stream from new markets partially offset the negative impact caused by market reorganization, sales prices regulations, slowdown sales season and government regulation influences, thereby resulting in a slight decrease in total revenues for the nine months ended September 30, 2005.

  GROSS PROFIT MARGIN

Our gross margin on sales was 50.87% in the nine months ended September 30, 2005 compared to 49.24% in the same period of 2004. Our gross margin slightly increased for the nine months ended September 30, 2005 compared to the corresponding period of 2004. The increase was attributed to effective cost controls and partially to the favorable product mix.

  NET INCOME

Our consolidated net income decreased to $21,532 for the nine months ended September 30, 2005 as compared to $295,270 for the same period of 2004. This decrease is attributable to a decrease in revenue of 24.46% for the nine months ended September 30, 2005 as compared to the same period of 2004, and an increase in commercial and manufacturing expenses.

  LIQUIDITY AND SOURCES OF CAPITAL

We generally finance our operations from cash flow generated internally and customer deposits. As of September 30, 2005, the Company had current assets of $4,571,101, current liabilities of $2,949,046, working capital of $1,622,055 and stockholders’ equity of $1,661,375.

Our operations provided net cash of $897,218 for the nine months ended September 30, 2005. At September 30, 2005, cash and cash equivalents were $ 101,167. Working capital was $1,622,055 at September 30, 2005, reflecting a current ratio of 1.55. Our current ratio at December 31, 2004 was 1.59.

We anticipate that our working capital resources are adequate to fund anticipated costs and expenses for the remainder of 2005.

As of September 30, 2005, our cash and bank balances were mainly denominated in Renminbi (“RMB”) and United States dollars (“US$”) while our bank borrowings were mainly denominated in RMB.  Our revenue and expenses, assets and liabilities are mainly denominated in RMB and US$. Since the exchange fluctuations amongst these currencies are low, we believe there is no significant exchange risk.

Management believes the Company's working capital is currently sufficient for the Company to implement its business plan and that its income from current operations will be sufficient for its liquidity needs.

  FOREIGN CURRENCY AND COMPREHENSIVE INCOME

The accompanying consolidated financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The consolidated financial statements are translated into US dollars from RMB at quarter-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

  OPERATING EXPENSES

For the nine months ended September 30, 2005, operating and general and administrative expenses were $900,096 as compared to $953,567 for the nine months ended September 30, 2004, a decrease of $53,471. It was caused by the decrease in sales related expenses.

  OVERALL

The Company reported net income for the nine months ended September 30, 2005 of $21,532 compared to net income for the nine months ended September 30, 2004 of $295,270.  This translates to income per-share of $.00 for the nine months ended September 30, 2005, as compared to earnings per share of $.03 for the nine months ended September 30, 2004.

  SOURCES OF CAPITAL

As of September 30, 2005, the Company had cash on hand of $101,167.  Management believes it will have the resources available to maintain its current business operations as a result of continued sales of its products.  As of September 30, 2005, the Company had working capital of $1,622,055.

YEAR ENDED DECEMBER 31, 2004 COMPARED TO YEAR END DECEMBER 31, 2003

RESULTS OF OPERATIONS

  REVENUE

Our revenue for the year ended December 31, 2004 was $3,143,002, representing an increase of approximately 991.96% from the previous year. We derive our revenues primarily from sales of our products.  Our operating revenues are composed of sales of healthcare products and franchising fees from vendors. Those increases were mainly attributable to sales increases from overall market demand and our marketing and sales efforts. The significant revenue increase is due to the fact that our healthcare business was experiencing rapid market expansion.

  GROSS PROFIT MARGIN

Our gross margin on sales was 59.33% in 2004 compared to 36.90% in 2003. Our gross margin slightly increased in 2004 as compared to the previous year.  We could maintain the increase in part because we lowered the cost of goods sold by subcontracting and improving manufacturing techniques for controlling production cost.

  NET INCOME

Our consolidated net income increased 3195.92% to $495,246 for the year ended December 31, 2004 as compared to $15,026 for the prior year period. This increase is attributable to an increase in revenues of 991.96% in 2004 as compared to 2003, and a non-recurring gain resulting from disposal of subsidiaries.

  LIQUIDITY AND SOURCES OF CAPITAL

We generally finance our operations from cash flow generated internally and customer deposits. As of December 31, 2004, the Company had current assets of $4,235,434, current liabilities of $2,667,242 and working capital of $1,568,192 and stockholders’ equity of $1,602,160.

Our operations used net cash of $240,566 for the year ended December 31, 2004. At December 31, 2004, cash and cash equivalents were $ 64,272. Working capital was $1,568,192 at December 31, 2004, reflecting a current ratio of 1.59:1 compared to 1.12:1 for 2003. Our current ratio of fiscal year 2004 was slightly improved compared to that of the previous year.

We anticipate that our working capital resources are adequate to fund anticipated costs and expenses for the year ending December 31, 2005 and beyond.

As of December 31, 2004, our cash and bank balances were mainly denominated in Renminbi (“RMB”) and United States dollars (“US$”) while our bank borrowings were mainly denominated in RMB.  Our revenue and expenses, assets and liabilities are mainly denominated in RMB and US$. Since the exchange fluctuations amongst these currencies are low, we believe there is no significant exchange risk.

Management believes the Company's working capital is currently sufficient for the Company to implement its business plan and that its income from current operations will be sufficient for its liquidity needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The names, ages and titles of our Executive Officers and Directors as of the date of this Prospectus are as follows:

Name                                                   Age                  Position(s) held

Yuying Zhang                                        53                    Chairman & CEO
Weixing Yin                                          47                     Director
John R. Rice                                         60                     Director
Shuangpeng Tian                                   54                     Director
Guiqing Liu                                           49                     Director
Xiaoquang Zhang                                  54                     Director
Lin Wen                                               28                     Secretary

Yuying Zhang, age 53, Chairman and CEO. Mr. Zhang has been chairman and general manager of Beijing Tenet Jove Technological Development Co., Ltd. since December 2003. From 1995 until December 2003, he served as general manager of Tianjin Balas Technological Development Co., Ltd.  Mr. Zhang is a graduate of China Central Radio and Television University in China.

Weixing Yin, Director age 47. Mr. Yin has served as deputy chairman of Beijing Tenet Jove Technological Development Co., Ltd. since 2003. From 1996 until 2003, he was the general manager of Beijing Superstar Culture and Communication Center. Mr. Yin is a graduate of the Beijing College of Art in Beijing,China.

John R. Rice, Director, age 60. Mr. Rice received a Bachelor of Arts degree in Liberal Arts from the University of Miami in Miami, Florida, in 1964. From 1975 to 1989, he was a principal of John R. Rice Associates, Inc., a New York-based business consulting and finance company that initially focused on asset based debt placements and expanded to include medical equipment lease financing with clients including, among others, Johnson and Johnson Technocare Division, Seimens Company, Picker Company, GE Capital, Marine Midland Bank, and various medical equipment-based Limited Partnerships. Mr. Rice became active in organizing, promoting and managing several Limited Partnerships. Mr. Rice is a founder, managing member and principal of Capstone & Company, LLC, a financial service company, and its affiliates. He oversees international marketing of Capstone's programs and services to investors and joint venture partners, and is also responsible for capital formation for the Capstone group of companies.

Shuangpeng Tian, age 55. University Graduate. From 2003 to present Mr. Tian has been the Director of Beijing TenetJove Technological Development Co., Ltd. His responsibilities are participating in the decision making of the Board of Directors and the management of the Company.

Guiqing Liu, age 50. Ms. Liu graduated from the Financial University of Shaanxi China in Statistics in the year 1988. From 2003 to present, she has been working at Beijing Jiangong Greatwall Muqiang Decorate Company as CFO and Vice-President. From 1994 to 2003, she was the Business Manager & Vice-Governor of Industrial & Commercial Bank of China Beijing branch.

Zhang Xiaoguang, age 55. University Graduate, major in Aerography. From 2004 to present, Mr. Zhang served as director of Beijing Tenet Jove Technological Development Co., Ltd.; he is mainly in charge of capital operation of the company. Mr. Zhang also served as President of Beijing ZhongMeiRongGuang Investment consulting Limited Company. His responsibilities are establishing current and long-range goals, objectives, plans and policies, overseeing the adequacy and soundness of the organization’s financial structure, and managing day-to-day business development of the Company.

Lin Wen, Secretary age 28. Miss Lin Wen has served as Director of Administration and Management Center of Beijing Tenet Jove Technological Development Co., Ltd. since January 2004. From July 2002 to December 2003, she worked as Director of general office of Sales Company of Shandong Chenming Paper Holdings Ltd., and from July 2000 to June 2002 as assistant to general manager of Hangzhou Wahaha Group Co., Ltd. Miss Wen received a bachelor's degree in Economics from Chongqing University in 2000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the date of this registration statement, the number of shares of Common Stock owned of record and beneficially by executive officers, directors and persons who hold 5.0% or more of the outstanding Common Stock of the Company.  Also included are the shares held by all executive officers and directors as a group.

Name	Address	Number of Shares	Percentage
Yuying Zhang	Suite 1203, Dixiang Garden of Wanke Xincheng Garden, Xin Yibai Avenue, Beichen District, Tianjin, China, PC: 300402	2,715,148	29.20
Min Zhao	Suite 1203, Dixiang Garden of Wanke Xincheng Garden, Xin Yibai Avenue, Beichen District, Tianjin, China, PC: 300402	1,810,099	19.47
Shuangpeng Tian	Electric Power Bureau of Renqiu City, Hebei Province, China, PC:062550	1,176,564	12.65
Guocong Zhou	Suite 233, 5 Nongfengli, North Chaoyang Street, Chaoyang District, Beijing, China, PC: 100020	1,176,564	12.65
Weixing Yin	Suite 1704, Building 1, Modern City, 88 Jianguo Street, Chaoyang District, Beijing, China, PC: 100022	814,545	8.76
Li Shi	Suite 401, Entrance 2, Building 26, Dinghuisi Dongli, Haidian District, Beijing, China, PC: 100036	814,545	8.76
Guiqing Liu	Suite 10, Entrance 7, 7 Fenzi Hutong, Xicheng District, Beijing, China, PC: 100032	543,030	5.84
John R. Rice	515 Madison Avenue, New York, NY 10022	19,226.21
Lin Wen	Room 3106, BLD B #39 East Ring Road, Chaoyang District, Beijing 100022 China	0	0
All officers and directors as a group (7 persons):		5,268,513	56.66

EXECUTIVE COMPENSATION

Other than reimbursement for expenses no officer or director received any remuneration from the Corporation during the fiscal year ended December 31, 2004, except for Yuying Zhang, who received annual compensation of $11,600.  Directors of the Company do not receive any compensation.  See “Certain Relationships and Related Transactions.”  The Company has no stock options, retirement pension or profit-sharing program for the benefit of directors, officers, or other employees, but the Board of Directors may recommend adoption of one or more of such programs in the future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No officer, director, nominee for election as director of the company or shareholder owning 5% or more of the company’s securities, had or proposes to have, any direct or indirect material interest in any transaction to which the company was or is to be a party acquired by the Company through security holdings, contracts, options, or otherwise.

SELLING STOCKHOLDERS

This Prospectus relates to the offer and sale of 229,102 shares of our common stock by the selling stockholders identified in this Prospectus at a price of $1.50 per share and by the Company of up to 2,000,000 shares by the Company on a best effort basis at a price of $1.50 per share. The selling stockholders will sell our shares at $1.50 per share until our shares are quoted on the Over-The-Counter-Bulletin Board and thereafter at prevailing market price or at privately negotiated prices

The following table sets forth information concerning the selling security holders including:

1.      the number of shares owned by each selling security holder prior to this offering;

2.      the total number of shares that are to be offered by each selling  security holder;

3.      the total number of shares of common stock that will be owned by  each selling security holder upon completion of the offering; and

4.      the percentage of common stock that will be owned by each selling  security holder upon completion of the offering if all of the offered  shares are sold by the selling security holders and the Company.

All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of the shares at any time. Therefore, no estimate can be given as to the number of shares of common stock that will be sold pursuant to this prospectus or the number of shares that will be owned by the selling stockholders upon termination of the offering made hereby.

Name	Beneficial Ownership Before the Offering	Shares of Common Stock Included in Prospectus	Beneficial Ownership After the Offering	Percentage of Common Stock Owned after Offering
Mid-Continental Securities	50,000	50,000	0	0
Antonacci, Ezia	1,000	1,000	0	0
Barstow, Rochelle	5,000	5,000	0	0
Bushansky, Stephen	2,500	2,500	0	0

Goldstein, Marc	1,250	1,250	0	0
Grodko, Alan	2,500	2,500	0	0
Grodko, Jeffrey	2,500	2,500	0	0
Herbst, Anna V.	13,500	13,500	0	0
Ingrassia, Joseph	19,226	19,226	0	0
Leva, Pauline	1,000	1,000	0	0
Leva, Tina	13,000	13,000	0	0
Little, Glenn	25,000	25,000	0	0
Little, Glenn C/F Little, David	10,000	10,000	0	0
Little, Glenn C/F Little, Eve M.	10,000	10,000	0	0
Little, Glenn C/F Little, Sarah	10,000	10,000	0	0
Palmieri, Cosmo	12,500	12,500	0	0
Pioppi, Christina	1,000	1,000	0	0
Pioppi, James	1,000	1,000	0	0
Pioppi, John P.	1,000	1,000	0	0
Pope, Dominick	6,000	6,000	0	0
Rametra, Munish	12,500	12,500	0	0
Reiner, Anthony C.	1,000	1,000	0	0
Rubin, Michael	2,500	2,500	0	0
Starke, Richard	12,500	12,500	0	0
Steinberg, Daniel	2,000	2,000	0	0
Stern Capital Group Inc.	5,000	5,000	0	0
Stokes, Whitney M	5,000	5,000	0	0
Sutaria, Mona	150	150	0	0
Sutaria, Shiesh	150	150	0	0
Sutaria, Shiesh C/F Sutaria, Mira	163	163	0	0
Sutaria, Shiesh C/F Sutaria, Milan	163	163	0	0

 (1)       The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.  Under this rule, beneficial ownership includes any shares which the selling shareholder has sole or shared voting power or investment power and any shares the selling shareholder has the right to acquire within 60 days.

(2)        Assumes that all securities offered are sold.

PLAN OF DISTRIBUTION

This prospectus covers the resale by selling stockholders of shares of our common stock that they have already purchased from us and the sale by the Company of up to 2,000,000 Shares on a best-efforts basis, which means that there is no minimum amount required to be sold and the Company will receive proceeds of all shares sold.  A minimum investment of $2,500 is required.  Selling stockholders may sell their shares of common stock either directly or through a broker-dealer in one or more of the following kinds of transactions: (i) transactions in the over-the-counter market; (ii) transactions on a stock exchange that lists our common stock; or (iii) transactions negotiated between selling stockholders and purchasers, or otherwise.

Broker-dealers may charge commissions to both selling stockholders selling common stock and purchasers buying shares sold by a selling stockholder.  Neither we nor the selling stockholders can presently estimate the amount of such compensation.  We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares.  The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

To the extent required by laws, regulations or agreements we have made, we will file a prospectus supplement during the time the selling stockholders are offering or selling shares covered by this prospectus in order to add or correct important information about the plan of distribution for the shares and in accordance with our obligation to file post-effective amendments to the prospectus as required by Item 512 of Regulation S-B.  In addition to any other applicable laws or regulations, selling stockholders must comply with regulations relating to distributions by selling stockholders, including Regulation M under the Securities Exchange Act of 1934.  Regulation M prohibits selling stockholders from offering to purchase and purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this prospectus.

Some states may require that registration, exemption from registration or notification requirements be met before selling stockholders may sell their common stock.  Some states may also require selling stockholders to sell their common stock only through broker-dealers.

We will not receive any proceeds from the sale of the shares by the selling stockholders pursuant to this prospectus.  We have agreed to bear the expenses (other than broker's commissions and similar charges) of the registration of the shares, including legal and accounting fees, which we expect to total approximately $75,000.  The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such Rule.  Offers or sales of the shares have not been registered or qualified under the laws of any country other than the United States.  To comply with certain states' securities laws, if applicable, the shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.  There can be no assurance that the selling stockholders will sell any or all of the shares offered by them hereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of the offering, and assuming sale of all 2,000,000 shares being offered by the Company, we will have 11,298,823 shares of common stock outstanding. A current stockholder who is an "affiliate" of the company, defined in Rule 144 as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company, will be required to comply with the resale limitations of Rule 144.

Purchasers of shares in the offering, other than affiliates, may resell their shares immediately. Sales by affiliates will be subject to the volume and other limitations of Rule 144, including certain restrictions regarding the manner of sale, notice requirements, and the availability of current public information about the company. The volume limitations generally permit an affiliate to sell, within any three month period, a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. A person who ceases to be an affiliate at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

LEGAL PROCEEDINGS

We are not a party to any pending legal proceedings, and no such proceedings are known to be contemplated.  None of our directors, officers or affiliates, and no owner of record or beneficial owner of more than five percent (5%) of our securities, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in reference to pending litigation.

DESCRIPTION OF SECURITIES

COMMON STOCK

Our Articles of Incorporation authorize the issuance of 50,000,000 shares of Common Stock par value $.001, of which 9,298,823 shares are currently issued and outstanding.  Each record holder of our common stock is entitled to one vote for each share held on all matters properly submitted to the stockholders for their vote.  The Articles of Incorporation do not permit cumulative voting for the election of directors.

Holders of outstanding shares of our common stock are entitled to such dividends as may be declared from time to time by the Board of Directors out of legally available funds; and, in the event of liquidation, dissolution or winding up our affairs, holders are entitled to receive, ratably, our net assets which are available to stockholders after distribution is made to the preferred stockholders, if any, who are given preferred rights upon liquidation.  Holders of outstanding shares of common stock have no preemptive, conversion or redemptive rights.

PREFERRED STOCK

We are authorized to issue 5,000,000 shares of Preferred Stock, par value $.001, which may be issued in one or more series at the discretion of the Board of Directors.  There are 2,000,000 Preferred Shares currently issued and outstanding.  The Convertible Preferred Shares bear a 6% cumulative dividend and all accumulated and unpaid dividends on the Preferred Shares must be paid before any dividends are paid on any junior securities. The Preferred Shares are convertible into Common Shares of the Company on the basis of one share of Common Stock and one Common Stock purchase warrant for each Preferred Share.  The Preferred Shares are entitled to vote on all matters requiring a vote by stockholders on an “as if” converted basis.

TRANSFER AGENT

The Company's Transfer Agent is Liberty Transfer Co., 274B New York Avenue, Huntington, NY, 11743.

EXPERTS

The financial statements of Shineco, Inc., which include the balance sheets as of December 31, 2004 and 2003, and the related statements of operations and comprehensive income, stockholders' equity and cash flows for the years ended December 31, 2004 and 2003 are included in this prospectus in reliance on the audit report of Child, Sullivan & Company, independent registered public accounting firm, given on the authority of that firm's opinion based on their expertise in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, we file reports, information statements or other information with the Securities and Exchange Commission.  This prospectus is part of a Registration Statement which we filed with the Securities and Exchange Commission in accordance with its rules and regulations.  Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.  Copies of such materials may be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549.  Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330.  In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

LEGAL MATTERS

Certain legal matters in this offering including the validity of our shares of common stock being offered by this prospectus will be passed upon for us by Steven L. Siskind, Esq., 645 Fifth Avenue, New York, NY  10022.

FINANCIAL STATEMENTS

See Exhibit- F1.

PART II - INFORMATION NOT REQUIRED IN PROSPECT

ITEM 24 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Delaware law, the Company's Bylaws provide that the Company will indemnify its directors and officers against expenses and liabilities they incur to defend, settle, or satisfy any civil or criminal action brought against them on account of their being, or having been, Company directors or officers unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

ITEM 25 - OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Filing Fee                                                 $  325.70
Legal Fees                                                     $37,500.00
Accounting Fees and Expenses                      $32,500.00
Printing, Postage, Misc.                                 $  4,674.30

TOTAL                                                        $75,000.00

ITEM 26 RECENT SALES OF UNREGISTERED SECURITIES

On December 15, 2005, the Company sold 2,000,000 shares of Convertible Preferred Stock to Chinese nationals resident in the Peoples' Republic of China for an aggregate consideration of $1,400,000.

ITEM 27 EXHIBITS

2.1	Stock Purchase Agreement, dated as of November 1, 2004. The Agreement was originally filed on Current Report on Form 8-K with the Securities and Exchange Commission on December 9, 2004.

2.2	Agreement for Share Exchange dated as of December 12, 2004. The Agreement was originally filed on Current Report on Form 8-K with the Securities and Exchange Commission on March 28, 2005.
3.1	Articles of Incorporation (incorporated by reference from Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on August 24, 2004).
3.1(a)	Amendment to Articles of Incorporation (incorporated by reference from 10-QSB filed with the SEC on October 7, 2004).
3.1.(b)	Amendment to Articles of Incorporation
3.1(c)	Certificate of Designation of Rights and Preferences of Series A Convertible Preferred Stock
3.2	Bylaws (incorporated by reference from Registration Statement on Form 10-SB filed with the SEC on August 24, 2004).
5.1	Opinion of Counsel
23.1	Consent of Child Sullivan and Company, Certified Public Accountants
99.1	Apocynum fiber blending method (patent number: ZL9411202)
99.2	Far-infrared cermamic material (patent number: ZL 981261701)
99.3	Apocynum far-inrared multifunctional surface material (patent number: ZL 992144736)
99.4	40* fine Apocynum cloth (patent number: ZL 023381736)
99.5	Apocynum Far Infrared Foot Pillow (patent number: ZL 2004 2 0092818.8) The patent is owned by Tianjin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.6	Patent number: ZL 2004 2 0092815.4 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.7	Patent number: ZL 2004 2 0029463.2 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.8	Patent number: ZL 2004 2 0028883.9 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.9	Patent number: ZL 2004 2 0028885.8 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min and Zhang Ben She.

99.10	Patent number: ZL 2004 2 0029465.1 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.11	Patent number: ZL 2004 2 0029462.8 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
99.12	Patent number: ZL 2004 2 0029464.7 The patent is owned by Tiajin Tenet Health Technological Development Co., Ltd. Its designer is Zhao Min.
ITEM 28 - UNDERTAKINGS

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1)        To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)         To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)        To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the   forgoing, any increase or decrease in volume of securities offered (if   the total dollar value of securities offered would not exceed that   which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more   than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)       To include any additional or changed material information on the   plan of distribution.

(2)        For purposes of determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)        To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Beijing, People’s Republic of China, on January 31, 2006.

SHINECO, INC.

By /s/ Yuying Zhang

Yuying Zhang, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

/s/ Yuying Zhang_____________
By: Yuying Zhang
Chairman and CEO

/s/ Wen Lin_________________
By: Wen Lin
Secretary

In accordance with the requirements of the Securities and Exchange Act of 1933, this registration statement was signed by the following persons on behalf in the capacities and on the dates indicated

/s/ Yuying Zhang_________     01/31/06__            /s/ Shuanpeng Tian ____           01/31/06__
Yuying Zhang, Chairman           Date                      Shuanpeng Tian, Director           Date

/s/ Weixing Yin__________     01/31/06__            /s/ Guiquing Liu _______          01/31/06___
Weixing Yin, Director                Date                      Guiquing Liu, Director               Date

______________________                                  /s/ Xiaoquang Zhang ___          01/31/06___
John R. Rice, Director               Date                      Xiaoquang Zhang, Director       Date

EXHIBIT F-1  --  FINANCIAL STATEMENTS

September 30, 2005 - (Unaudited)

Condensed Consolidated Balance Sheet as of September 30, 2005

SHINECO, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2005
(Unaudited)

September 30,
ASSETS	2005
Current assets
Cash and cash equivalents	$ 101,167
Trade receivables, net	1,597,653
Other receivables	538,815
Prepaid expenses	49,425
Inventories	2,284,041

Total current assets	4,571,101

Property, plant and equipment, net	109,194
Intangibles, net	19,208

Total assets	$ 4,699,503

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Trade payables	$ 1,005,453
Accrued liabilities	113,065
Other payables	1,762,846
Taxes payable	20,936
Customer deposits	46,746
Total current liabilities	2,949,046

Minority interest	89,082

Commitments and contingencies

Stockholders' equity
Preferred stock: par value $.001; 5,000,000 shares authorized; no shares issued and outstanding	-
Common stock: par value $.001; 50,000,000 shares authorized; 9,298,823 shares issued and outstanding	9,299
Additional paid in capital	1,079,908
Retained earnings	534,485
Accumulated other comprehensive income	37,683

Total stockholders' equity	1,661,375

Total liabilities and stockholders' equity	$ 4,699,503

*See accompanying notes to financial statements.

1

Condensed Consolidated Statements of Operations for the Three and Nine Month Periods
Ended September 30, 2005 and 2004

SHINECO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
SEPTEMBER, 30, 2005
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
Revenues
Sales revenues	$ 708,807	$ 1,047,876	$ 1,965,321	$ 2,601,595
Cost of goods sold	363,266	843,381	965,553	1,320,684

Gross profit	345,541	204,495	999,768	1,280,911

Operating expenses
Other selling expenses	65,272	117,617	332,420	499,858
Other general and adminstrative expenses	234,947	104,086	567,676	453,709

Total operating expenses	300,219	221,703	900,096	953,567

Net operating income	45,322	(17,208)	99,672	327,344

Other income (expense)
Interest expense	(45,832)	-	(75,186)	(19,463)
Other	(6,770)	37,970	(6,219)	(1,658)

Total other income (expense)	(52,602)	37,970	(81,405)	(21,121)

Income (loss) before taxes and minority interest	(7,280)	20,762	18,267	306,223

Provision for income taxes	-	(1,692)	(1,007)	(1,692)

Income (loss) before minority interest	(7,280)	19,070	17,260	304,531

Minority interest in (income) loss of subsidiaries	3,297	-	4,272	(9,261)

Net income (loss)	$ (3,983)	$ 19,070	$ 21,532	$ 295,270

Foreign currency translation adjustment	37,683	-	37,683	-

Comprehensive income	$ 33,700	$ 19,070	$ 59,215	$ 295,270

*See accompanying notes to financial statements.

2

Condensed Consolidated Statements of Cash Flows for the Nine Months
Ended September 30, 2005, And 2004

SHINECO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
SEPTEMBER, 30, 2005
(Unaudited)

	Nine months ended
	September 30,
	2005	2004
Cash flows from operating activities:
Net income	$ 21,532	$ 295,270
Adjustments to reconcile net loss to
net cash provided by (used in) operations:
Depreciation and amortization	19,476	12,312
Minority interest	(4,639)	138,187
Changes in operating assets and liabilities:
Trade receivables	(355,209)	(1,040,073)
Other receivables	(143,141)	(158,441)
Vendor deposits	132,650	(64,549)
Prepaid expenses	8,372	(23,299)
Inventories	75,616	(972,674)
Trade payables	(57,857)	933,523
Accrued liabilities	79,213	32,782
Other payables	1,562,686	161,885
Taxes payable	(68,654)	16,482
Customer deposits	(372,827)	277,578

Net cash provided by (used in) operations	897,218	(391,017)

Cash flows from investing activities:
Purchase of property and equipment	(19,841)	(84,715)

Net cash used in investing activities	(19,841)	(84,715)

Cash flows from financing activities:
Related party receivables	80,902	-
Related party payables	(602,015)	542,720
Repayments on short-term notes payable	(321,384)	-

Net cash provided by (used in) financing activities	(842,497)	542,720

Effect of rate changes on cash	2,015	-

Increase in cash and cash equivalents	36,895	66,988

Cash and cash equivalents, beginning of period	64,272	4,454

Cash and cash equivalents, end of period	$ 101,167	$ 71,442

Supplemental disclosures of cash flow information:
Cash paid for interest	$ 76,952	$ 30,489

Cash paid for income taxes	$ 67,200	$ -

Supplemental disclosures of non-cash investing and financing activities:
Inventory and intangibles acquired in business combination	$ -	$ 1,026,571

*See accompanying notes to financial statements.

3

Notes to the Condensed Consolidated Financial Statements

SHINECO, INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
SEPTEMBER 30, 2005
(UNAUDITED)

QUARTERLY FINANCIAL STATEMENTS

The accompanying unaudited financial statements have been prepared in accordance with the instructions to Form 10-QSB but do not include all of the information and footnotes required by generally accepted accounting principles and should, therefore, be read in conjunction with the Company’s 2004 financial statements in Form 10-QSB. These statements do include all normal recurring adjustments, which the Company believes necessary for a fair presentation of the statements. The interim operating results are not necessarily indicative of the results for a full year.

1.             NATURE OF OPERATIONS

Shineco, Inc. (the Company) was incorporated on August 20, 1997 as Supcor, Inc. in the State of Delaware. On December 30, 2004 the Company acquired all of the outstanding stock of Beijing Tenet Jove Technological Development Co., Ltd. in exchange for stock of the Company. The Company changed its name to Shineco, Inc. on May 18, 2005. The consolidated results of operations are primarily those of Beijing Tenet Jove and its consolidated subsidiaries.

Beijing Tenet Jove Technological Development Co., Ltd. (Beijing Tenet Jove) was incorporated on December 16, 2003 under the laws of the People’s Republic of China (the PRC). It is a hi-tech biotechnology company that is engaged in the business of development, manufacturing and distribution of a series of functional healthcare products based on self-owned patents.

2.             BASIS OF PRESENTATION

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and have been retroactively restated to give effect to the recapitalization due to a reverse merger consummated on December 30, 2004. This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary intercompany transactions and balances have been eliminated in consolidation, and all necessary adjustments have been made to present the consolidated financial statements in accordance with US GAAP.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. The Company’s subsidiaries at September 30, 2005 are as follows:

Subsidiary name	Date established	Date merged	Ownership
Tenet Health Technological Development Co., Ltd.	August 12, 2003	April 27, 2004	90%
Nan Jing Apocynum Trade Co., Ltd.	February 13, 2004	February 13, 2004	51%
Qiqihaer Tenet Jove Technology and Trade Co., Ltd.	January 14, 2004	January 14, 2004	55%

3.             SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ECONOMIC AND POLITICAL RISKS

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. None of the Company’s deposits are insured by the Federal Deposit Insurance Corporation or any other entity of the U.S. government.

4

TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is made when collection of the full amount becomes questionable. The allowance for doubtful accounts was $165,766 at September 30, 2005.

INVENTORIES

Inventories consist of raw materials, packaging materials, sub-contracting materials, production costs, and finished products.  The inventories are valued at the lower of cost (first-in, first-out method) or market.  Impairment and changes in market value are evaluated on a per item basis.

If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value.  Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter.  Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred.  Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.  Depreciation related to property and equipment used in production is reported in cost of sales.  Property and equipment are depreciated over their estimated useful lives as follows:

                                                Machinery and equipment                                     10 years
                                                Vehicles                                                                 7 years
                                                Office equipment                                                    7 years

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

REVENUE RECOGNITION

Revenues are recognized as earned when the following four criteria are met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured.

ADVERTISING EXPENSE

Advertising costs are expensed as incurred.

FOREIGN CURRENCY AND COMPREHENSIVE INCOME

The accompanying consolidated financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The consolidated financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

5

Currently, the Company has recorded no income taxes and no deferred taxes because it is a high-tech company registered in Chinese Zhongguancun Science Park. In China, high-tech companies are encouraged to promote their technologies to the market, so the Company is exempted from income tax for its first three years.

EARNINGS PER SHARE

Basic earnings per common share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants.

The numerator and denominator used in the basic and diluted EPS of common stock computations are presented in the following table:

	Three months ended September 30,		Nine months ended September 30,
	2005	2004	2005	2004
NUMERATOR FOR BASIC AND DILUTED EPS
Net income (loss) to common stockholders	$ (3,983)	$ 19,070	$ 21,532	$ 295,270

DENOMINATOR FOR BASIC EPS
Weighted average shares of common stock outstanding	9,298,823	9,298,823	9,298,823	9,298,823

EPS - Basic	$ (0.00)	$ 0.00	$ 0.00	$ 0.03

DENOMINATOR FOR FULLY DILUTED EPS
Weighted average common shares and warrants outstanding	9,638,823	9,298,823	9,638,823	9,298,823

EPS - Fully diluted	$ (0.00)	$ 0.00	$ 0.00	$ 0.03

4.             BUSINESS COMBINATIONS

On September 22, 2000, Tian Bai Technological Development Co., Ltd (Tian Bai) was incorporated in the PRC to manufacture and sell healthcare clothing and related products. On December 16, 2003 Beijing Tenet Jove was incorporated in the PRC and purchased a 51% interest in Tian Bai, beginning a parent subsidiary relationship. Beijing Tenet Jove intended to add other companies to its holdings, and operated Tian Bai as a consolidated subsidiary. Tian Bai was subsequently sold.

On January 12, 2004, Haer Bin Tenet Health Technology Development Co., Ltd (Haer Bin) was incorporated in the PRC, as a 51% owned subsidiary of Beijing Tenet Jove, and on January 14, 2004, QiQihaer Tenet Jove Technology and Trade Co., Ltd. (QiQiHaer) was established in the PRC as a 55% owned subsidiary of Beijing Tenet Jove. On February 13, 2004 another 51% subsidiary was formed by the name of Nan Jing Apocynum Trade Co., Ltd. , also in the PRC.

Tianjin Tenet Health Technology and Trade Co., Ltd. (Tianjin Tenet Health) was incorporated in the PRC on August 12, 2003 as a manufacturer of biotechnological healthcare products. On April 27, 2004 Tianjin Tenet Health merged into Beijing Tenet Jove, becoming a 90% subsidiary. The Company received primarily inventory and manufacturing patents in exchange for issuance of its registered capital. The merger was accounted for using the purchase method.

On July 27, 2004, Beijing Tenet Jove sold all of its equity interest in Haer Bin, and on October 18, 2004 Beijing Tenet Jove sold all of its equity interest in Tian Bai. In aggregate, the Company recognized gains of $80,945 on the sales of these subsidiaries during 2004.

On November 4, 2004, owners of Beijing Tenet Jove acquired a controlling interest in the Company from its previous stockholders. On December 30, 2004, the Company issued 13,600,000 (6,800,000 adjusted for 1:2 reverse split) shares of its common stock in exchange for 100% of the outstanding registered capital of Beijing Tenet Jove. Beijing Tenet Jove is treated as the accounting acquirer in a reverse merger. Consequently, these financial statements reflect the accounts and operations of Beijing Tenet Jove, with the adopted capital structure of the Company retroactively restated.

5.             INTANGIBLES

Intangibles consist primarily of manufacturing patent rights, acquired in the business combination with Tianjin. They are determined to have a finite life of 15 years and are being amortized straight line over that period.

6

6.             CUSTOMER DEPOSITS

Customer deposits at September 30, 2005 consist of $46,746 in prepayments to the Company for merchandise that had not yet been shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

7.             STOCK WARRANTS

Pursuant to the Stock Purchase Agreement executed in conjunction with the reverse merger of the Company and Beijing Tenet Jove, a warrant for 5% of the outstanding stock of the Company was issued to the selling stockholders, exercisable at par value, and expiring on December 12, 2005. Certain information regarding outstanding and exercisable warrants is summarized as follows:

Exercise Price	Number Outstanding	Weighted Average Exercise Price	Weighted Average Life - Years
$0.001	340,000	$0.001	.25

8.             STOCK TRANSACTIONS

On April 12, 2005 the Company effected a 1:2 reverse stock split. Fractional shares were rounded up to the nearest whole share. Prior to the split 18,597,640 shares were issued and outstanding. Subsequent to the split 9,298,823 shares were issued and outstanding.

On August 22, 2005 the Company amended its articles of incorporation to increase authorized common shares from 25,000,000 to 50,000,000.

7

EXHIBIT F-1  --  FINANCIAL STATEMENTS

December 31, 2004

Child, Sullivan & Company

A Professional Corporation of CERTIFIED PUBLIC ACCOUNTANTS
1284   W.  Flint   Meadow   Dr., Suite D, Kaysville, U T 84037          PHONE: (801) 927-1337  FAX: (801) 927-1344

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Stockholders
Supcor, Inc.
New York, New York

We have audited the accompanying consolidated balance sheets of Supcor, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, changes in equity, and cash flows for the years ended December 31, 2004 and 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Supcor, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Child, Sullivan & Company

Child, Sullivan & Company
Kaysville, Utah
April 4, 2005

1

SUPCOR, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
ASSETS	2004	2003
Current assets
Cash and cash equivalents	$ 64,272	$ 4,454
Trade receivables, net	1,213,934	46,698
Other receivables	386,595	6,005
Related party receivables	79,046	-
Vendor deposits	129,606	-
Prepaid expenses	56,471	-
Inventories	2,305,510	629,521
Total current assets	4,235,434	686,678

Property, plant and equipment, net	105,248	5,577
Intangibles, net	20,291	-
Total assets	$ 4,360,973	$ 692,255
	===========	===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Trade payables	$ 1,038,910	$ 134,482
Related party payables	588,201	255,862
Accrued liabilities	11,627	159,858
Other payables	195,567	-
Notes payable	314,009	-
Taxes payable	87,535	-
Customer deposits	409,945	-
Accrued employee benefits	21,448	-
Loans from employees	-	63,960
Total current liabilities	2,667,242	614,162

Minority interest	91,571	-

Commitments and contingencies

Stockholders' equity
Preferred stock: par value $.001; 5,000,000 shares authorized; no shares issued and outstanding
	-	-
Common stock: par value $.001; 25,000,000 shares authorized; 18,597,640 and 2,747,640 shares issued and outstanding
	18,598	2,748
Additional paid in capital	1,070,609	57,638
Retained earnings	512,953	17,707
Accumulated other comprehensive income	-	-
Total stockholders' equity	1,602,160	78,093

Total liabilities and stockholders' equity	$ 4,360,973	$ 692,255
	===========	===========

See notes to consolidated financial statements

2

SUPCOR, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME

	Year ended
	December 31,
	2004	2003
Revenues
Sales revenues	$ 3,143,002	$ 287,830
Cost of goods sold	1,278,068	181,553
Gross profit	1,864,934	106,277

Operating expenses
Advertising	363,533	-
Bad debt expense	165,766	-
Other selling expenses	110,388	4,686
Salaries and benefits	397,249	22,008
Depreciation and amortization	22,047	2,276
Other general and adminstrative expenses	359,647	62,298
Total operating expenses	1,418,630	91,268

Net operating income	446,304	15,009

Other income (expense)
Interest expense	(29,013)	-
Other	467	17
Gain on disposal of subsidiaries	80,945	-
Total other income (expense)	52,399	17

Income before taxes and minority interest	498,703	15,026

Provision for income taxes	(1,617)	-

Income before minority interest	497,086	15,026

Minority interest in income of subsidiaries	(1,840)	-

Net income	$ 495,246	$ 15,026
	===========	===========

Foreign currency translation adjustment	-	-

Comprehensive income	$ 495,246	$ 15,026
	===========	===========

See notes to consolidated financial statements

3

SUPCOR, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

			Additional		Other
	Common Stock		Paid In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Income (Loss)	Total

Balance December 31, 2002	2,747,640	$ 2,748	$ 57,638	$ 2,681	$ -	$ 63,067
						-
Net income for the year	-	-	-	15,026	-	15,026
Balance December 31, 2003	2,747,640	2,748	57,638	17,707	-	78,093
						-
Business combination with Tianjin Apr 27			1,026,571	-	-	1,026,571
Stock issued for services prior to recapitalization Oct 29	2,250,000	2,250	-	-	-	2,250
Shares issued in merger Dec 30	13,600,000	13,600	(13,600)	-	-	-
Net income for the year	-	-	-	497,086	-	497,086
Net income - minority interest	-	-	-	(1,840)	-	(1,840)
Balance December 31, 2004	18,597,640	$ 18,598	$ 1,070,609	$ 512,953	$ -	$ 1,602,160
	============	============	============	============	============	============

See notes to consolidated financial statements

4

SUPCOR, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year ended
	December 31,
	2004	2003
Cash flows from operating activities:
Net income	$ 495,246	$ 15,026
Adjustments to reconcile net loss to
net cash provided by (used in) operations:
Depreciation and amortization	22,047	2,276
Provision for allowance on receivables	165,766	-
Inventory reserves	111,092	-
Stock issued for services	2,250	-
Minority interest	1,840	-
Gain on disposal of subsidiary	(80,945)	-
Changes in operating assets and liabilities:
Trade receivables	(1,333,002)	17,524
Other receivables	(380,590)	(2,776)
Related party receivables	(79,046)	-
Vendor deposits	(129,606)	-
Prepaid expenses	(56,471)	40,366
Inventories	(782,177)	(3,397)
Trade payables	904,428	1,586
Related party payables	332,339	(134,708)
Accrued liabilities	(148,231)	69,873
Other payables	195,567	-
Taxes payable	87,535	-
Customer deposits	409,944	-
Accrued employee benefits	21,448	-
Loans from employees	-	-
Net cash provided by (used in) operations	(240,566)	5,770

Cash flows from investing activities:
Proceeds from sale of subsidiary	172,283	-
Purchase of property and equipment	(121,948)	-
Net cash provided by investing activities	50,335	-

Cash flows from financing activities:
Repayments on short-term notes payable	(63,960)	(7,864)
Proceeds from short term loans	314,009	-
Net cash provided by financing activities	250,049	(7,864)

Effect of rate changes on cash	-	-

Increase (decrease) in cash and cash equivalents	59,818	(2,094)

Cash and cash equivalents, beginning of period	4,454	6,548
Cash and cash equivalents, end of period	$ 64,272	$ 4,454

Supplemental disclosures of cash flow information:
Cash paid for interest	$ 20,458	$ -
Cash paid for income taxes	$ -	$ -
	==========	==========
Supplemental disclosures of non-cash investing and financing activities:
Stock issued for services	$ 2,250	$ -
Inventory and intangibles acquired in business combination	$ 1,026,571	$ -

See notes to consolidated financial statements

5

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.      NATURE OF OPERATIONS

Supcor, Inc. (the Company) was incorporated on August 20, 1997 in the State of Delaware. On December 30, 2004 the Company acquired all of the outstanding stock of Beijing Tenet Jove Technological Development Co., Ltd. in exchange for stock of the Company. The consolidated results of operations are primarily those of Beijing Tenet Jove and its consolidated subsidiaries.

Beijing Tenet Jove Technological Development Co., Ltd. (Beijing Tenet Jove) was incorporated on December 16, 2003 under the laws of the People’s Republic of China (the PRC). In the PRC, Ltd, or Limited, is equivalent to Inc, or Incorporated, in the United States (US). However, the operations of the largest subsidiary, Tian Bai, established on September 22, 2000, are included in these financial statements prior to the formation of Beijing Tenet Jove.

The Company primarily manufactures and sells clothing and related products, using natural, health conducive materials.

2.      BASIS OF PRESENTATION

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (US GAAP) and have been retroactively restated to give effect to the recapitalization due to a reverse merger consummated on December 30, 2004. This basis differs from that used in the statutory accounts of the Company, which were prepared in accordance with the accounting principles and relevant financial regulations applicable to enterprises in the PRC. All necessary intercompany transactions and balances have been eliminated in consolidation, and all necessary adjustments have been made to present the consolidated financial statements in accordance with US GAAP.

The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries subsequent to the date of incorporation of the Company. Prior to that date, the consolidated financial statements include the accounts of Tian Bai, the Company’s former 51% owned subsidiary. The Company’s subsidiaries at December 31, 2004 are as follows:

Subsidiary name	Date established	Date merged	Percentage owned
Tian Yi Hua Tai, Tianjin	August 12, 2003	April 27, 2004	90%
Nan Jing	February 13, 2004	February 13, 2004	51%
QiQiHaer	January 14, 2004	January 14, 2004	55%

6

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ECONOMIC AND POLITICAL RISKS

The Company faces a number of risks and challenges as a result of having primary operations and markets in the PRC. Changing political climates in the PRC could have a significant effect on the Company’s business.

ESTIMATES

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

For purposes of the statements of cash flows, cash and cash equivalents includes cash on hand and demand deposits held by banks. None of the Company’s deposits are insured by the Federal Deposit Insurance Corporation or any other entity of the U.S. government.

TRADE ACCOUNTS RECEIVABLE

Trade accounts receivable are recognized and carried at original invoice amount less an allowance for any uncollectible amounts. An allowance for doubtful accounts is made when collection of the full amount becomes questionable. The allowance for doubtful accounts was $165,766 and $52,600 at December 31, 2004 and 2003, respectively.

INVENTORIES

Inventories consist of raw materials, packaging materials, sub-contracting materials, production costs, and finished products.  The inventories are valued at the lower of cost (first-in, first-out method) or market.  Impairment and changes in market value are evaluated on a per item basis.

7

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

INVENTORIES (Continued)

If the cost of the inventory exceeds the market value evaluation based on total inventory, provisions are made for the difference between the cost and the market value.  Provision for potential obsolete or slow moving inventory is made based on analysis of inventory levels, age of inventory and future sales forecasts. Inventories consisted of the following:

	December 31, 2004	December 31, 2003

Raw materials	456,914	-
Packaging materials	105,829	-
Sub-contracting materials	293,658
Production costs	10,641	-
Finished products	1,549,560	698,007
Obsolescence reserve	(111,092)	(68,486)
Totals	2,305,510	629,521
	======================	=====================

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment is carried at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the useful lives of the assets. Amortization of leasehold improvements is calculated on a straight-line basis over the life of the asset or the term of the lease, whichever is shorter.  Major renewals and betterments are capitalized and depreciated; maintenance and repairs that do not extend the life of the respective assets are charged to expense as incurred.  Upon disposal of assets, the cost and related accumulated depreciation are removed from the accounts and any gain or loss is included in income.  Depreciation related to property and equipment used in production is reported in cost of sales.  Property and equipment are depreciated over their estimated useful lives as follows:

               Machinery and equipment               10 years
               Vehicles                                         7 years
               Office equipment                            7 years

8

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

PROPERTY, PLANT AND EQUIPMENT (Continued)

Long-term assets of the Company are reviewed annually to assess whether the carrying value has become impaired, according to the guidelines established in Statement of Accounting Standards (SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” The Company also evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. No impairment of assets was recorded in the periods reported.

REVENUE RECOGNITION

Revenues are recognized as earned when the following four criteria are met: (1) pervasive evidence of an arrangement exists; (2) delivery has occurred; (3) the seller's price to the buyer is fixed or determinable; and (4) collectibility is reasonably assured.

ADVERTISING EXPENSE

Advertising costs are expensed as incurred.  Advertising expense amounted to $363,533, and $0 for the years ended December 31, 2004 and 2003, respectively.

FOREIGN CURRENCY AND COMPREHENSIVE INCOME

The accompanying consolidated financial statements are presented in United States (US) dollars. The functional currency is the Renminbi (RMB). The consolidated financial statements are translated into US dollars from RMB at year-end exchange rates for assets and liabilities, and weighted average exchange rates for revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transactions occurred.

The exchange rate for RMB to US dollars has varied by only 100ths during 2004 and 2003. Thus, the consistent exchange rate used has been 8.28 RMB per each US dollar. Since there have been no greater fluctuations in the exchange rate, there is no gain or loss from foreign currency translation and no resulting other comprehensive income or loss.

RMB is not freely convertible into the currency of other nations. All such exchange transactions must take place through authorized institutions. There is no guarantee the RMB amounts could have been, or could be, converted into US dollars at rates used in translation.

9

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

TAXES

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

Currently, the Company has recorded no income taxes and no deferred taxes because it is a high-tech company registered in Chinese Zhongguancun Science Park. In China, high-tech companies are encouraged to promote their technologies to the market, so the Company is exempted from income tax for its first three years.

EARNINGS PER SHARE

Basic earnings per common share ("EPS") is calculated by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are calculated by adjusting the weighted average outstanding shares, assuming conversion of all potentially dilutive securities, such as stock options and warrants.

The numerator and denominator used in the basic and diluted EPS of common stock computations are presented in the following table:

	Year ended December 31,
	2004	2003
NUMERATOR FOR BASIC AND DILUTED EPS
Net income to common stockholders	$ 495,246	$ 15,026

DENOMINATOR FOR BASIC EPS
Weighted average shares of common stock outstanding	3,172,000	2,747,640
EPS - Basic	$ 0.16	$ 0.01

DENOMINATOR FOR FULLY DILUTED EPS
Weighted average common shares and warrants outstanding	3,175,000	2,747,640
EPS - Fully diluted	$ 0.16	$ 0.01

10

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.      BUSINESS COMBINATIONS

On September 22, 2000, Tian Bai was incorporated in the PRC to manufacture and sell clothing and related products. On December 16, 2003 Beijing Tenet Jove was incorporated in the PRC and purchased a 51% interest in Tian Bai, beginning a parent subsidiary relationship. Beijing Tenet Jove intended to add other companies to its holdings, and operated Tian Bai as a consolidated subsidiary. Tian Bai was subsequently sold.

On January 12, 2004, Haer Bin was incorporated in the PRC, as a 51% owned subsidiary of Beijing Tenet Jove, and on January 14, 2004, QiQiHaer was established in the PRC as a 55% owned subsidiary of Beijing Tenet Jove. On February 13, 2004 another 51% subsidiary was formed by the name of Nan Jing, also in the PRC.

Tian Yi Hua Tai, Tianjin (Tianjin) was incorporated in the PRC on August 12, 2003 as a manufacturer of clothing and related products. On April 27, 2004 Tianjin merged into Beijing Tenet Jove, becoming a 90% subsidiary. The Company received primarily inventory and manufacturing patents in exchange for issuance of its registered capital. The merger was accounted for using the purchase method.

On July 27, 2004, Beijing Tenet Jove sold all of its equity interest in Haer Bin, and on October 18, 2004 Beijing Tenet Jove sold all of its equity interest in Tian Bai. In aggregate, the Company recognized gains of $80,945 on the sales of these subsidiaries.

On November 4, 2004, owners of Beijing Tenet Jove acquired a controlling interest in the Company from its previous stockholders. On December 30, 2004, the Company issued 13,600,000 shares of its common stock in exchange for 100% of the outstanding registered capital of Beijing Tenet Jove. Beijing Tenet Jove is treated as the accounting acquirer in a reverse merger. Consequently, these financial statements reflect the accounts and operations of Beijing Tenet Jove, with the adopted capital structure of the Company retroactively restated.

5.      ISSUANCE OF COMMON STOCK

Prior to the reverse merger, the Company issued 2,250,000 shares of its common stock for consulting services valued at par, for an aggregate of $2,250.

Pursuant to the reverse merger, the Company issued 13,600,000 shares of its common stock to acquire 100% of Beijing Tenet Jove.

11

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.      RELATED PARTY TRANSACTIONS

Related party receivables consist of advances due from stockholders. The amounts bear no interest and are payable on demand. Balances at December 31, 2004 and 2003 are $79,046 and $0, respectively.

Related party payables consist of loans from its stockholders. The loans bear no interest and are payable on demand. Balances at December 31, 2004 and 2003 are $588,201 and $255,862, respectively.

7.      PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consisted of the following at December 31,

	2004	2003
Machinery and equipment	$ 24,719	$ -
Vehicles	40,302	11,712
Office equipment	65,762	1,352
Subtotal	130,783	13,064
Less: accumulated depreciation	(25,535)	(7,487)
Net property and equipment	$ 105,248	$ 5,577

Depreciation expense was $20,671 and $2,276 for years ending December 31, 2004 and 2003, respectively.

8.      INTANGIBLES

Intangibles consist primarily of manufacturing patent rights, acquired in the business combination with Tianjin. They are determined to have a finite life of 15 years and are being amortized straight line over that period. Accumulated amortization at December 31, 2004 and 2003 is $1,376 and $0, respectively. Amortization expense recognized during 2004 and 2003 is $1,376 and $0, respectively.

9.      NOTES PAYABLE

Notes payable bear interest between 10% and 18% and have maturities between three to twelve months from issue. At December 31, 2004 and 2003, principal balances of notes payable due within a year totaled $314,009 and $0, respectively. Accrued interest of $8,555 relating to theses notes was included in other payables at December 31, 2004.

12

SUPCOR, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.    CUSTOMER DEPOSITS

Customer deposits at December 31, 2004 consist of $409,945 in prepayments to the Company for merchandise that had not yet shipped. The Company will recognize the deposits as revenue as customers take delivery of the goods, in compliance with its revenue recognition policy.

11.    COMMITMENTS

The Company leases factory and office space under non-cancelable leases. Future minimum lease payments are reflected in the following table:

2005	$ 37,551
2006	32,660
2007	10,861
2008	-
2009	-
Totals	$ 81,072

12.    CONTINGENCIES

The Company has not, historically, carried any property or casualty insurance. No amounts have been accrued for any liability that could arise from the lack of insurance. Management feels the chances of such an obligation arising are remote.

13.    STOCK WARRANTS

Pursuant to the Stock Purchase Agreement executed in conjunction with the reverse merger of the Company and Beijing Tenet Jove, 978,823 warrants were issued to the selling stockholders, exercisable at par value, expiring on December 30, 2005. Certain information regarding outstanding and exercisable warrants is summarized as follows:

        Exercise Price

        Number Outstanding

        Weighted Average Exercise Price

        Weighted Average Life - Years

        $0.001

        978,823

        $0.001

        1

13

          SUPCOR, INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14.    NEW ACCOUNTING PRONOUNCEMENTS

In May 2004, the Emerging Issues Task Force of the FASB came to a consensus regarding EITF 02-14 “Whether an Investor Should Apply the Equity Method of Accounting to Investments Other Than Common Stock”. The consensus of the task force is that the equity method of accounting is to be used for investments in common stock or in-substance common stock, effective for reporting periods beginning after September 15, 2004. The Company currently has no equity investments other than its consolidated subsidiaries. As such, this standard has no application to the Company.

      In November 2004, the FASB issued Statement No. 151, “Inventory Costs”. SFAS No. 151 requires that items such as idle facility expense, excessive spoilage, double freight, and rehandling costs be recognized as current period charges and that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The statement is effective for fiscal periods beginning after June 15, 2005. The Company believes that the application of SFAS No. 151 will have no significant impact on the financial statements.

      In December 2004, the FASB issued Statement No. 153, “Exchange of Non-Monetary Assets”. SFAS No. 153 confirms that exchanges of nonmonetary assets are to be measured based on the fair value of the assets exchanged, except for exchanges of nonmonetary assets that do not have commercial substance. Those transactions are to be measured at entity specific values. The Company believes that the application of SFAS No. 153 will have no significant impact on the financial statements.

      In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123, as revised, requires public entities to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. The cost will be recognized over the period during which an employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which employees do not render the requisite service. The effective date for the Company is the first reporting period beginning after December 15, 2005. Management expects that the application of SFAS No. 123 (revised 2004) will have no effect on the Company, as it has not historically compensated its employees with stock based compensation.

14